Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

QAD Inc.

PROJECT QUICK PARENT, LLC

AND

PROJECT QUICK MERGER SUB, INC.

Dated as of June 27, 2021

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 27, 2021 (this “Agreement”), is entered into by and among QAD Inc., a Delaware corporation (the “Company”), Project Quick Parent, LLC, a limited liability company organized under the laws of Delaware (“Parent”) and Project Quick Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub” and, collectively with the Company and Parent, the “Parties”).

RECITALS

WHEREAS, the Board of Directors of the Company (the “Company Board”) established a special committee of independent and disinterested members of the Company Board (the “Special Committee”);

WHEREAS, it is proposed that, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”) in accordance with the applicable provisions of the DGCL, with the Company surviving the Merger as the Surviving Corporation and a direct, wholly owned subsidiary of Parent;

WHEREAS, the Special Committee, at a meeting thereof duly called and held, has unanimously (a) determined that this Agreement and the Merger and other transactions contemplated hereby (the “Transactions”), are advisable, fair to, and in the best interests of, the Company and the Company’s stockholders, (b) recommended that the Company Board approve this Agreement and the Transactions, including the Merger, and declare that this Agreement and the Transactions, including the Merger, advisable, fair to and in the best interests of the Company and the Company’s stockholders and (c) recommended that, subject to approval by the Company Board, the Company Board resolve to recommend that the holders of Company Common Stock vote to adopt this Agreement and approve Transactions contemplated by this Agreement, including the Merger;

WHEREAS, the Company Board, at a meeting thereof duly called and held, has (a) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Company’s stockholders, (b) approved this Agreement and the Transactions, including the Merger, and declared that this Agreement and the Transactions, including the Merger, advisable, fair to and in the best interests of the Company and the Company’s stockholders, (c) directed that this Agreement be submitted to the holders of Company Common Stock for their adoption and approval and (d) resolved to recommend that the holders of Company Common Stock vote to adopt this Agreement and approve the Transactions contemplated by this Agreement, including the Merger;

WHEREAS, the Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, (a) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, Parent and Parent’s stockholders and (b) approved and declared advisable this Agreement and the Transactions, including the Merger; and

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has by unanimous vote (a) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, Merger Sub and Merger Sub’s sole stockholder, (b) approved this Agreement and the Transactions, including the Merger, and declared that this Agreement and the Transactions, including the Merger, advisable, fair and in the best interest of Merger Sub and Merger Sub’s sole stockholder, (c) directed that this Agreement be submitted to Parent, as sole stockholder of Merger Sub, for its adoption and approval and (d) resolved to recommend that Parent votes to adopt this Agreement and approve the Transactions contemplated by this Agreement, including the Merger (and Parent, as sole stockholder, has executed and delivered a unanimous written consent of the sole stockholder of Merger Sub approving this Agreement and approving the Transactions, including the Merger in accordance with the DGCL, such approval to be effective immediately following the execution and delivery of this Agreement).

WHEREAS, concurrently with the execution of this Agreement, Pamela M. Lopker, the Lopker Living Trust dated November 18, 2013 and the Estate of Karl F. Lopker (collectively, “Company Stockholder”) and Project Quick Ultimate Parent, LP, a Delaware limited partnership and an Affiliate of Parent ("Ultimate Parent") are entering into that certain Contribution and Exchange Agreement (the “Contribution Agreement”), wherein immediately prior to the Effective Time, Company Stockholder shall transfer and contribute the Rollover Shares to Ultimate Parent, in exchange for certain securities of Ultimate Parent (such transaction, the “Rollover”);

WHEREAS, concurrently with the execution of this Agreement, and as an inducement to the Company’s willingness to enter into this Agreement, Company Stockholder is entering into a support agreement with Parent and the Company (the “Support Agreement”), pursuant to which, among other things, Company Stockholder has agreed, on the terms and subject to the conditions set forth in the Support Agreement, to vote all of her shares of Company Common Stock in favor of the adoption of this Agreement and the Transactions, including the Merger; and

WHEREAS, concurrently with the execution of this Agreement, and as consideration for and inducement to the Company’s willingness to enter into this Agreement, Thoma Bravo Fund XIV, L.P., a Delaware limited partnership (the “Guarantor”) is entering into the Guarantee with respect to certain obligations of Parent and Merger Sub under this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, whether through the ownership of voting securities, by Contract or agency or otherwise.

“Agreement” has the meaning set forth in the Preamble.

"Anti-Corruption Laws" means all U.S. and applicable non-U.S. Laws relating to the prevention of corruption, money laundering, and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

"Ancillary Agreement" means this Agreement and the documents, agreements, exhibits, schedules, statements, contracts or certificates being executed and delivered in connection with this Agreement and the transactions contemplated hereby.

“Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, the Austrian Cartel Act 2005 and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Benefit Plan” means (a) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and (b) any equity or equity-based, bonus, incentive, deferred compensation, retirement, pension, medical, dental, vision, accident, disability, life insurance or welfare plan, or any employment, change in control, retention or severance pay agreement, or any other such benefit or compensation plan, policy, program, agreement or arrangement.

“Business Day” means any day that is a trading day on the Nasdaq.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Certificate of Merger” has the meaning set forth in Section 2.1(a).

“Certificates” has the meaning set forth in Section 3.3(b)(i).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company Acceptable Confidentiality Agreement” means a confidentiality agreement the material terms of which that relate to confidentiality are no less restrictive in the aggregate to the person making such Company Acquisition Proposal (and its Affiliates and representatives) than those contained in the Confidentiality Agreement, and for the avoidance of doubt, any such confidentiality agreement need not include explicit or implicit standstill restrictions or otherwise restrict the making of or amendment or modification to any Company Acquisition Proposal; provided, however, that, with respect to any such confidentiality agreement entered into following the execution and delivery of this Agreement, such agreement shall not prohibit the Company from complying with its obligations under Section 6.4.

“Company Acquisition Proposal” means any offer, proposal or indication of interest, including any amendment or modification to any existing offer, proposal or indication of interest (other than, in each case, an offer, proposal or indication of interest made or submitted by or on behalf of Parent), relating to a Company Acquisition Transaction.

“Company Acquisition Transaction” means, other than the Transactions, any transaction (including any single- or multi-step transaction) or series of related transactions with a Person or “group” (as defined in the Exchange Act) relating to (x) the direct or indirect issuance to such Person or “group” or acquisition by such Person or “group” of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing at least twenty percent (20%) of the Company Common Stock or voting power of the Company or (y) the direct or indirect acquisition by such Person or “group” of any business or assets of the Company and the Company Subsidiaries representing at least twenty percent (20%) of the consolidated assets or revenue of the Company (including indirectly through ownership of equity in Company Subsidiaries) and the Company Subsidiaries, taken as a whole, in either of cases (x) or (y), pursuant to a merger (including a reverse merger in which the Company is the surviving corporation), reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or other similar transaction.

“Company Alternative Acquisition Agreement” has the meaning set forth in Section 6.4(c).

“Company Balance Sheet” has the meaning set forth in Section 4.6(c).

“Company Benefit Plan” means a Benefit Plan maintained, sponsored or contributed to by the Company or any Company Subsidiary, or under or with respect to which the Company or any Company Subsidiary has any current or contingent liability or obligation, including on account of an ERISA Affiliate (other than any plan or program maintained by a Governmental Entity to which the Company or any Company Subsidiary is required to contribute pursuant to applicable Law (a “Statutory Plan”)).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.4(c).

“Company Change in Recommendation” has the meaning set forth in Section 6.4(c).

“Company Common Stock” has the meaning set forth in Section 3.1(a)(ii).

“Company Disclosure Letter” has the meaning set forth in Article IV.

"Company Equity Awards" means, collectively, the Company PSUs, Company RSUs and Company SARs.

“Company Intellectual Property” has the meaning set forth in Section 4.17.

“Company Intervening Event” means an event, change, effect, development or occurrence that was not known to the Special Committee or the Company Board as of the date of this Agreement (or if known, the consequences of which were not known by both the Special Committee and the Company Board as of the date of this Agreement), which event, change, effect, development or occurrence, or any consequence thereof, becomes known by both the Special Committee and the Company Board prior to the time of the Company Stockholder Approval; provided, that (a) the receipt, existence or terms of a Company Acquisition Proposal or Company Superior Proposal, or (b) any changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (b) may be considered and taken into account), in each case, shall not be deemed to be a Company Intervening Event hereunder.

“Company Material Adverse Effect” means any Effect (i) that, individually or in the aggregate with any one or more other Effects, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) would reasonably be expected to prevent, materially impair or delay beyond the Outside Date the consummation by the Company of the Merger; provided, however, that, with respect to clause (i) only, no Effect resulting or arising from the following, individually or in the aggregate with any one or more other Effects, shall constitute or shall be considered in determining whether there has occurred or would reasonably be expected to occur a Company Material Adverse Effect: (A) changes in economic, regulatory, political, business, financial or market conditions in the United States or elsewhere in the world; (B) changes in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world; (C) changes in conditions affecting the industry in which the Company and the Company Subsidiaries operate; (D) any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism); (E) any epidemic, plague, pandemic or other outbreak of illness or public health event (including COVID-19), hurricane, flood, tornado, earthquake or other natural disaster or act of God (or any worsening of any of the foregoing), including, in each case, the response of governmental and non-governmental entities (including COVID-19 Measures); (F) any failure by the Company or any of the Company Subsidiaries to meet any internal or external projections or forecasts, any change in the market price or trading volume of Company Common Stock or any change in the Company’s credit rating (but excluding, in each case, the underlying causes of such failure or decline unless such underlying causes are otherwise included in the exceptions to this definition); (G) the public announcement, pendency or performance of the Transactions or the identity of, or any facts or circumstances relating to Parent, Merger Sub or their respective Affiliates, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees (other than, in each case, for purposes of any representation or warranty set forth in Section 4.4 or Section 4.5); (H) changes in, including any actions taken to comply with any change in, applicable Laws or the interpretation thereof; (I) changes in, including any actions taken to comply with any change in, GAAP or any other applicable accounting standards or the interpretation thereof; (J) any action required or specifically permitted to be taken by the Company pursuant to the terms of this Agreement or taken at the direction of Parent or Merger Sub; (K) any breach of this Agreement by Parent or Merger Sub or (L) any stockholder litigation (or a derivative or similar claim) or other Proceeding brought in connection with this Agreement or any of the Transactions, including breach of fiduciary duty or inadequate disclosure claims; provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (A), (B), (C), (D), (E), (H) or (I) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such change or event has a materially disproportionate adverse impact on the Company and the Company Subsidiaries, taken as a whole, as compared to any other participants that operate in the industries in which the Company and the Company Subsidiaries operate.

“Company Permits” has the meaning set forth in Section 4.15(b).

“Company Preferred Stock” has the meaning set forth in Section 4.2(a).

“Company PSU” means all restricted share units payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock, granted pursuant to the Company Stock Plans, whose vesting is conditioned in full or in part based on achievement of performance goals or metrics.

“Company Related Parties” has the meaning set forth in Section 8.4(g).

“Company RSU” means all restricted share units payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock, granted pursuant to the Company Stock Plans, other than Company PSUs.

“Company SAR” means all stock appreciation rights to acquire shares of Company Common Stock from the Company granted pursuant to the Company Stock Plans.

“Company Specified Contract” has the meaning set forth in Section 4.13(a).

“Company Stock Plans” means (i) the QAD Inc. 2016 Stock Incentive Program, which includes the Incentive Stock Option Plan, the Nonqualified Stock Option Plan, the Restricted Share Plan, the Stock Appreciation Rights Plan and the Other Stock Rights Plan and (ii) the QAD Inc. 2006 Stock Incentive Program, which includes the incentive Stock Option Plan, the Nonqualified Stock Option Plan, the Restricted Share Plan, the Stock Appreciation Rights Plan and the Other Stock Rights Plan.

“Company Stockholder” has the meaning set forth in the Recitals.

“Company Stockholder Approval” has the meaning set forth in Section 4.4(d).

“Company Stockholders Meeting” means the meeting of the stockholders of the Company to consider the adoption of this Agreement (including any postponement, adjournment or recess thereof).

“Company Subsidiary” means each Subsidiary of the Company.

“Company Superior Proposal” means a bona fide written Company Acquisition Proposal (provided, that for this purpose the references to “twenty percent (20%)” in the definition of Company Acquisition Transaction shall be deemed to be references to “seventy-five percent (75%)”) made by a third party, that did not result from a material breach of Section 6.4, that the Special Committee determines in its good faith judgment (after consultation with its financial advisors and outside counsel), taking into account all of the terms and conditions of such Company Acquisition Proposal and this Agreement (including any offer by Parent to amend the terms of this Agreement and taking into account all financial, legal, regulatory and other aspects of such Company Acquisition Proposal that the Special Committee considers in good faith to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal) is reasonably likely to be consummated in accordance with its terms and would, if consummated, result in a transaction that is more favorable to the Company’s stockholders (solely in their capacity as such, and other than the Company Stockholder in connection with the Rollover) from a financial point of view than the Transactions.

“Company Superior Proposal Notice” has the meaning set forth in Section 6.4(f).

“Company Termination Fee” has the meaning set forth in Section 8.4(k).

“Confidentiality Agreement” has the meaning set forth in Section 6.7(a).

“Consent” has the meaning set forth in Section 4.5(b).

“Continuation Period” has the meaning set forth in Section 6.13(a).

“Continuing Employee” has the meaning set forth in Section 6.13(a).

“Contract” means any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other binding instrument.

“Contribution Agreement” has the meaning set forth in the Recitals.

“COVID-19” means SARS-CoV-2 or COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 and any evolutions or mutations thereof or related or associated epidemic, plague, pandemic or outbreak of illness or public health event.

“COVID-19 Tax Measure” means any Law enacted or issued by any Governmental Entity with respect to any Tax matter in response to COVID-19 (including the CARES Act, the Families First Coronavirus Response Act of 2020 (H.R. 6201), “Division N - Additional Coronavirus Response and Relief” of the Consolidated Appropriations Act, 2021 (H.R. 133), the American Rescue Plan Act of 2021 (Pub. L. 117-2), and the Memorandum for the Secretary of the Treasury signed by President Trump on August 8, 2020) and any regulations, order, or other administrative authority issued pursuant to any such Law or otherwise issued with respect to any Tax matter in response to the COVID-19 Pandemic (including IRS Notices 2020-18, 2020-20, and 2020-65).

“Delaware Secretary” has the meaning set forth in Section 2.1(a).

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” has the meaning set forth in Section 3.4.

“Effect” means any event, change, development, occurrence, result or effect.

“Effective Time” has the meaning set forth in Section 2.1(b).

“Environmental Law” means any Law that relates to human or worker health and safety as it relates to Hazardous Materials, pollution or protection of the environment or natural resources.

“Environmental Permit” means any permit, license, consent, certification, variance, exemption, approval, registration, or other authorization required under any Environmental Law.

“Equity Commitment Letter” has the meaning set forth in Section 5.5(a).

“Equity Financing Source” means the entities set forth on the signature pages to the Equity Commitment Letter.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.

“ERISA Affiliate” means all Persons (whether or not incorporated) that are or would be treated together with the Company or any of the Company Subsidiaries as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

"Ex-Im Laws" means all U.S. and applicable non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a et seq., and the rules and regulations promulgated thereunder.

“Exchange Fund” shall have the meaning set forth in Section 3.3(a).

“Filed Company SEC Documents” has the meaning set forth in Article IV.

“Financing” has the meaning set forth in Section 5.5(a).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” has the meaning set forth in Section 4.5(b).

“Guarantee” has the meaning set forth in Section 5.11.

“Guarantor” has the meaning set forth in the Recitals.

“Hazardous Material” means any substance, material or waste that is listed, defined, designated, classified or otherwise regulated as “hazardous”, “toxic”, a “pollutant” or “contaminant” or words of similar meaning or regulatory effect pursuant to, or for which liability or standards of conduct may be imposed under, any Environmental Laws due to their hazardous or deleterious properties or characteristics, including petroleum and petroleum byproducts, asbestos, lead, radiation, toxic mold, polychlorinated biphenyls, and per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. § 18a et seq., and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person, including any earn-out obligations; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; (e) indebtedness evidenced by bonds, debentures, notes or other similar instruments or debt securities; (f) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; and (g) indebtedness of others as described in clauses (a) through (f) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business consistent with past practice.

“Indemnification Expenses” has the meaning set forth in Section 6.11(a).

“Indemnified Parties” has the meaning set forth in Section 6.11(a).

“Intellectual Property” means all intellectual property and similar proprietary rights, in any jurisdiction, including the following: (a) trademarks, service marks, trade dress, logos, slogans, trade names and business names, together with all goodwill related thereto, and all applications and registrations for the foregoing, including all renewals of the same, (b) inventions (whether patentable or not), utility models, supplementary protection certifications, patents and patent applications, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues, (c) confidential information, trade secrets and know-how, (d) copyrightable works of authorship (including databases and other compilations of information), copyrights, industrial designs and other design rights, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, (d) all rights in computer software, including all object code, source code, specifications, algorithms, architectures, structures, displays, screens, layouts and development tools, and all documentation and media related thereto and (e) domain names, Internet addresses, other computer identifiers and social media identifiers and related accounts.

“Judgment” means any judgment, settlement, order, decision, direction, writ, injunction, decree, stipulation or legal or arbitration award of, or promulgated or issued by, a Governmental Entity.

“Knowledge” means the actual knowledge of, in the case of the Company and the Company Subsidiaries, the individuals listed in Section 1.1 of the Company Disclosure Letter and in the case of Parent and Merger Sub, the individuals listed in Section 1.1 of the Parent Disclosure Letter.

“Law” means any law, rule, regulation, ordinance, code, statute, Judgment, order, decree, ruling, treaty, convention, governmental directive, injunction or other binding directive, U.S. or non-U.S., of any Governmental Entity, including common law.

“Lien” means any mortgage, lien, license, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.

“Measurement Date” has the meaning set forth in Section 4.2(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a)(ii).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” has the meaning set forth in the Recitals.

“Merger Sub Common Stock” has the meaning set forth in Section 3.1(a)(i).

“Nasdaq” means the NASDAQ Global Select Market.

“Organizational Documents” means (a) with respect to a corporation, the charter, Articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the Articles of formation or organization or certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership (general or limited), the certificate of formation or partnership and the partnership agreement, and (d) with respect to any other Person the organizational, constituent or governing documents or instruments of such Person.

“Other Party” means, (a) with respect to Parent and the Parent Subsidiaries, the Company and (b) with respect to the Company and the Company Subsidiaries, Parent and Merger Sub.

“Outside Date” has the meaning set forth in Section 8.1(e).

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Disclosure Letter” has the meaning set forth in Article V.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, would prevent, materially impair or delay beyond the Outside Date the consummation by Parent or Merger Sub of any of the Transactions.

“Parent Permits” means all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Entity necessary under applicable Law to own, lease and operate Parent’s and the Parent Subsidiaries’ assets and properties and to lawfully carry on Parent’s and the Parent Subsidiaries’ respective businesses as they are being conducted as of the date of this Agreement.

“Parent Proposed Changed Terms” has the meaning set forth in Section 6.4(f)(ii).

“Parent Related Parties” means, collectively, Parent, Merger Sub, the Guarantor or any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, Representatives or Affiliates.

“Parent Subsidiaries” means each Subsidiary of Parent.

“Parent Termination Fee” has the meaning set forth in Section 8.4(k).

“Party” means a party to this Agreement.

“Paying Agent” has the meaning set forth in Section 3.3(a).

“Permitted Liens” means (i) Liens for Taxes (A) not yet due and payable or (B) being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s financial statements, to the extent required by GAAP, (ii) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice (A) that relate to obligations that are not delinquent or that the Company or any of the Company Subsidiaries is contesting in good faith by appropriate proceedings and for which adequate reserves have been established, to the extent required by GAAP and (B) that are not, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries, taken as a whole, or Parent and the Parent Subsidiaries, taken as a whole, as applicable, (iii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries, taken as a whole, or Parent and the Parent Subsidiaries, taken as a whole, as applicable, (iv) zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Entity that are not materially violated by any current use, occupancy or activity conducted by the Company or any of the Company Subsidiaries, or Parent or any of the Parent Subsidiaries, as applicable, (v) in the case of real property leased, subleased, licensed or otherwise occupied by the Company or any of the Company Subsidiaries or Parent or any of the Parent Subsidiaries, as applicable, any Lien to which the fee simple interest (or any superior leasehold interest) is subject or Liens in favor of the lessors under the lease, sublease, license, sublicense or other occupancy agreement for such real property, (vi) easements, rights-of-way, encroachments, restrictions, conditions or imperfections of title or other similar Liens with respect to real property that have arisen in the ordinary course of business consistent with past practice, which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (vii) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice, or (viii) Liens arising from transfer restrictions under applicable Laws of the U.S. federal securities Laws or similar applicable Laws of any jurisdiction.

“Person” means any individual, corporation, limited liability company, limited or general partnership, limited liability partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Entity, or any group composed of two (2) or more of the foregoing.

“Proceeding” has the meaning set forth in Section 4.14.

“Proxy Statement” has the meaning set forth in Section 4.5(b).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, movement or migration of Hazardous Materials into or through the environment.

“Replacement Plans” has the meaning set forth in Section 6.13(b).

“Representatives” means with respect to a Person, its directors, officers, managers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Required Amount” has the meaning set forth in Section 5.5(c), and is referenced in the Equity Commitment Letter and Guarantee.

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such person to issue, transfer or sell any equity interest of such person or any of its Subsidiaries or any securities convertible into or exchangeable for such equity interests or (b) contractual obligations of such person (or the general partner of such person) to repurchase, redeem or otherwise acquire any equity interest in such person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“Rollover” has the meaning set forth in the Recitals.

“Rollover Shares” means the shares of Company Common Stock held by Company Stockholder that are subject to the Rollover Agreement.

“Sanctioned Country” means any country or region or government thereof that is itself the subject or target of comprehensive Sanctions (at the time of this Agreement Cuba, Iran, North Korea, Syria, Venezuela and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is the target of Sanctions or restrictions under Trade Control Laws including: (i) any Person listed on any Sanctions or export-related list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security or U.S. Department of State Sanctions or export-related list; (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any Person organized or resident in a Sanctioned Country.

“Sanctions” means all U.S. and applicable non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the European Union or any European Union member state, the United Nations, or the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, 15 U.S.C. § 77a et seq., and the rules and regulations promulgated thereunder.

“Schedule 13E-3” has the meaning set forth in Section 4.5(b).

“Solvent” means, with respect to a Person, that such Person (a) has property with fair value greater than the total amount of its debts and liabilities, contingent, subordinated or otherwise (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability), (b) has assets with present fair salable value not less than the amount that will be required to pay its liability on its debts as they become absolute and matured, (c) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and they become due in the usual course of its affairs and (d) is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which it has unreasonably small capital.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions or (b) a general partner interest, is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 2.1(c).

“Surviving Corporation Common Stock” has the meaning set forth in Section 3.1(a)(i).

“Takeover Law” means any “interested stockholder,” “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover Law or similar Law enacted under state or federal Law.

“Tax Return” means any return, report, declaration, form, election, statement, or any other document (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with any Governmental Entity with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Taxing Authority” means any Governmental Entity responsible for or otherwise having jurisdiction with respect to the imposition, collection, assessment, or regulation of any Tax or Tax Return.

“Taxes” means all federal, provincial, territorial, state, municipal, local, domestic, foreign, or other taxes, charges, fees, levies, duties, fees, or other assessments, including all net income, gross income, gross receipts, alterative or add-on minimum, sales, use, ad valorem, goods and services, capital, transfer, franchise, margin, earnings, profits, windfall profits, license, withholding, payroll, employment, unemployment, employer health, social security, premium, workers compensation, occupation, excise, estimated, environmental, severance, stamp, occupation, property (real, personal, intangible, unclaimed, or abandoned), escheat, or other taxes, custom duties, or other similar assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with any of the foregoing.

“Transactions” has the meaning set forth in the Recitals.

“Treasury Regulations” means the regulations promulgated under the Code.

“Uncertificated Shares” has the meaning set forth in Section 3.3(b)(i).

“Vested Company PSU” means a Company PSU that is unexpired, unexercised, outstanding, and vested as of immediately prior to the Effective Time or that vests solely as a result of the consummation of the Transactions (and without any additional action by the Company, the Company Board or a committee thereof, including to the extent that any other conditions for vesting have been satisfied on, prior to or in connection with the Effective Time).

“Vested Company RSU” means a Company RSU that is unexpired, unexercised, outstanding, and vested as of immediately prior to the Effective Time or that vests solely as a result of the consummation of the Transactions (and without any additional action by the Company, the Company Board or a committee thereof, including to the extent that any other conditions for vesting have been satisfied on, prior to or in connection with the Effective Time).

“Vested Company SAR” means a Company SAR that is unexpired, unexercised, outstanding, and vested as of immediately prior to the Effective Time or that vests solely as a result of the consummation of the Transactions (and without any additional action by the Company, the Company Board or a committee thereof, including to the extent that any other conditions for vesting have been satisfied on, prior to or in connection with the Effective Time).

“Willful Breach” means a breach or a failure to perform, in each case that is the consequence of a deliberate action or omission (including a failure to cure circumstances) by a Party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, result in a breach of this Agreement.

Section 1.2    Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a)    the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, Article, Section, subsection or other subdivision of this Agreement in which any such word is used;

(b)    examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c)    the words “made available” (and words of similar import) by the Company with respect to any item or document means that prior to the execution of this Agreement, such information, document or material was (i) publicly available on the SEC’s EDGAR database or (ii) made available for review by Parent or Parent’s Representatives in the “Project Annie” electronic data room maintained by the Company or otherwise provided to Parent or Parent’s Representatives by or on behalf of the Company (including in any “clean room” or on an “outside counsel only” basis), in each case, on or before 11:59 p.m. (Pacific Time) on the Business Day prior to the date of this Agreement.

(d)    the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(e)    the word “or” shall be disjunctive but not exclusive;

(f)    all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(g)    a defined term has its defined meaning throughout this Agreement and each exhibit, schedule, certificate or other document to this Agreement, regardless of whether it appears before or after the place where it is defined;

(h)    all references to prices, values or monetary amounts refer to United States dollars;

(i)    wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(j)    this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

(k)    the captions of the Articles, Sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such Section, or in any way affect this Agreement;

(l)    any references herein to a particular Section, Article, Annex or Schedule means a Section or Article of, or an Annex or Schedule to, this Agreement unless otherwise expressly stated herein;

(m)    the Annexes and Schedules attached to this Agreement are incorporated herein by reference and will be considered part of this Agreement;

(n)    unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(o)     any references to (i) any Contract (including this Agreement), statute or regulation are to the Contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of Contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; and (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any Section of any applicable Law or other law include any successor to such Section;

(p)    all references to days mean calendar days unless otherwise provided; and

(q)    all references to time mean New York City time.

ARTICLE II

THE MERGER; EFFECTS OF THE MERGER

Section 2.1    The Merger.

(a)    Effecting the Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Closing, Parent, Merger Sub and the Company shall cause a certificate of merger in such form as required by and in accordance with the applicable provisions of the DGCL (the “Certificate of Merger”), to be executed and filed with the Office of the Secretary of State of the State of Delaware (the “Delaware Secretary”).

(b)    Effective Time. The Merger shall become effective on such date and at such time as the Certificate of Merger has been duly filed with the Delaware Secretary or at such later time and date as may be agreed upon by the parties in writing and specified in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

(c)    Surviving Corporation. At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall become a wholly owned Subsidiary of Parent, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(d)    Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger.

Section 2.2    Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”), shall take place as soon as practicable (but in any event no later than the second (2nd) Business Day) after the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (the “Closing Date”) (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) via electronic exchange of documents and signature pages, or such other time, date or place as Parent and the Company may agree in writing.

Section 2.3    Organizational Documents.

(a)    At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in its entirety as set forth on Exhibit A hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until, subject to Section 6.11, thereafter amended in accordance with its terms and the DGCL.

(b)    The parties shall take all necessary actions so that at the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated to be in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except (i) that all references therein to Merger Sub shall be amended to become references to the Surviving Corporation and (ii) for any changes as shall be necessary to comply with Section 6.11) and, as so amended and restated, will be the bylaws of the Surviving Corporation until, subject to Section 6.11, thereafter amended in accordance with its terms, the certificate of incorporation of the Surviving Corporation and the DGCL.

Section 2.4    Directors and Officers of the Surviving Corporation. The parties shall take all necessary actions so that at the Effective Time, (i) the officers of the Company shall constitute the only officers of the Surviving Corporation, and such officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation and (ii) the directors of Merger Sub shall become and constitute the only directors of the Surviving Corporation, and such directors shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1    Effect of the Merger on Capital Stock.

(a)    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any securities of Parent, Merger Sub or the Company:

(i)    Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”) and shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately after the Effective Time (other than the Rollover Shares). From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock, if any, shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(ii)    Conversion of Capital Stock of the Company. Subject to the other provisions of this Article III, each share of Class A Common Stock, par value $0.001 per share of the Company (“Class A Common Stock”) and Class B Common Stock, par value $0.001 per share of the Company (“Class B Common Stock”, and together with Class A Common Stock, “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock described in Section 3.1(a)(iii), the Rollover Shares and Dissenting Shares), including for the avoidance of doubt any shares of Company Common Stock outstanding immediately prior to the Effective Time whose prior restrictions have lapsed pursuant to Section 3.2, shall be converted automatically into the right to receive from Parent $87.50 in cash (the “Merger Consideration”), without any interest thereon and subject to any withholding Taxes required by applicable Law in accordance with Section 3.6. All such shares of Company Common Stock, when so converted, shall cease to be outstanding and shall cease to exist. Each holder of any such share of Company Common Stock that was outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued or paid in consideration therefor upon the surrender of any Certificates or Uncertificated Shares, as applicable, and the right to receive dividends and other distributions in accordance with clause (ii) of the first sentence of Section 3.3(c), in each case without interest.

(iii)    Company, Parent and Merger Sub-Owned Shares. Each share of Company Common Stock that is issued and held by the Company or any of the Company’s direct or indirect wholly owned Subsidiaries, and each share of Company Common Stock that is owned by Parent, Merger Sub or any of their respective direct or indirect wholly owned Subsidiaries (including the Rollover Shares), in each case immediately prior to the Effective Time, shall automatically be canceled and shall cease to exist, and no consideration shall be issued or delivered in exchange therefor.

(b)    Impact of Stock Splits, Etc. In the event of any change in the number of shares of Company Common Stock (or either class thereof), or securities convertible or exchangeable into or exercisable for shares of Company Common Stock (including options to purchase Company Common Stock) issued and outstanding after the date of this Agreement and prior to the Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like (excluding, for the avoidance of doubt, any conversion of Class A Common Stock into Class B Common Stock in accordance with the Company’s Organizational Documents), the Merger Consideration shall be equitably adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event, subject to further adjustment in accordance with this Section 3.1(b). Nothing in this Section 3.1(b) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.2    Treatment of Equity Compensation Awards

(a)    As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions as may be required to effect the following:

(i)    Vested SARs. Each Vested Company SAR shall be cancelled and automatically converted into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Vested Company SAR, multiplied by (B) the excess, if any, of the Merger Consideration over the applicable per share exercise price under such Vested Company SAR (the “Vested SAR Consideration”), subject to any required withholding of Taxes, which shall be payable promptly following the Effective Time and in no case later than five (5) days following the Effective Time (the “Closing Payment Schedule”);

(ii)    Unvested SARs. Each Company SAR award that is unexpired, unexercised, and outstanding as of immediately prior to the Effective Time that is not a Vested Company SAR (each an “Unvested Company SAR”) shall be cancelled and replaced with a right to receive an amount in cash, without interest, equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Unvested Company SAR multiplied by (B) the excess, if any, of the Merger Consideration over the applicable per share exercise price under such Unvested Company SAR (the “Cash Replacement SAR Amounts”). The Cash Replacement SAR Amount for such cancelled Unvested Company SAR will be payable in accordance with the vesting terms of such Unvested Company SARs.

(iii)    Vested Company RSUs and Vested Company PSUs. Each Vested Company RSU and Vested Company PSU shall be cancelled and automatically converted into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock subject to the Vested Company RSU and/or Vested Company PSU (at actual performance for Company PSUs granted in 2019 and at 100% of target performance for Company PSUs granted in 2021), as applicable, multiplied by (B) the Merger Consideration (the “Vested RSU/PSU Consideration”), subject to any required withholding of Taxes, payable on the Closing Payment Schedule.

(iv)    Unvested Company RSUs and Unvested Company PSUs. Except as otherwise provided for on Section 3.2(a) of the Company Disclosure Letter with respect to the Unvested Company RSUs and Unvested Company PSUs:

(1)    Each award of Company RSUs and Company PSUs that is outstanding as of immediately prior to the Effective Time that is not a Vested Company RSU or Vested Company PSU (other than Company PSUs granted in 2019, which shall be cancelled for no consideration as of the Effective Date if performance has not been achieved as of the Effective Date and if performance has been achieved as of the Effective Date, then such Company PSUs shall be earned at actual performance) (the “Unvested Company RSUs and Unvested Company PSUs”) shall be cancelled and replaced with a right to receive an amount in cash, without interest, equal to (A) the amount of the Merger Consideration multiplied by (B) the total number of shares of Company Common Stock subject to such Unvested Company RSUs and Unvested Company PSUs immediately prior to the Effective Time (the “Cash Replacement Company RSU/PSU Amounts” and with the Cash Replacement SAR Amounts, the “Cash Replacement Amounts”).

(2)    For each tranche of cancelled Unvested Company RSU and Unvested Company PSUs, fifty percent (50%) of the Cash Replacement Company RSU/PSU Amounts, subject to any required withholding of Taxes, will be payable on the Closing Payment Schedule, with performance achievement determined based on clause (4) below.

(3)    For each tranche of cancelled Unvested Company RSUs and Unvested Company PSUs, the remaining 50% of the Cash Replacement Company RSU/PSU Amounts for each tranche of Unvested Company RSUs and Unvested Company PSUs will, subject to the holder’s continued service with the Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, vest and be payable, subject to any required withholding of Taxes, at the same time as the Unvested Company RSU and Unvested PSUs for which such Cash Replacement RSU/PSU Amounts were exchanged would have vested pursuant to their terms or upon an earlier qualifying termination of employment without cause or constructive termination as described in Section 3.2(a) of the Company Disclosure Letter, with performance achievement determined based on clause (4) below.

(4)    Except as otherwise provided herein, all Cash Replacement Company RSU/PSU Amounts will have the same terms and conditions (including, with respect to vesting (including accelerated vesting on specific terminations of employment, to the extent applicable)) as applied to the Unvested Company RSUs and Unvested Company PSUs for which they were exchanged, except for terms rendered inoperative by reason of the Transactions or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Company RSU/PSU Amounts; provided that with respect to Cash Replacement PSU Amounts that relate to the tranche of Unvested Company PSUs that were granted in 2021 for which the performance period has not yet been achieved, such achievement will be deemed at 100% of target. All such Cash Replacement Company RSU/PSU Amounts will be subject to accelerated vesting upon a qualifying termination of employment without cause or constructive termination as set forth in Section 3.2(a) of the Company Disclosure Letter.

(5)    For purposes of clarity, the number of shares of Company Stock underlying the Vested Company PSUs, for which the performance period has not been achieved as of the Effective Time, will be determined based on actual performance, based on the results through the Effective Time as determined in good faith by the Company’s Compensation Committee (in consultation with Parent), taking into account truncation of goals based on the remaining time in the performance period and seasonality of performance, and the number of shares underlying the Vested Company PSUs, for which the performance period has been achieved, will be based on such achievement; provided that with respect to Vested Company PSUs that were granted in 2021 for which the performance period has not yet been achieved, such achievement will be deemed at 100% of target.

(v)     Payment Procedures. The Surviving Corporation shall pay on the timing dates set forth above all Cash Replacement Amounts, as applicable, net of any applicable withholding Taxes, through, to the extent applicable, the Surviving Corporation’s payroll (subject to any required tax withholdings) to the applicable holders of such Company Equity Awards. Notwithstanding the foregoing, if any payment owed to a holder of Company SARs, Company RSUs and Company PSUs pursuant to this Section 3.2(a), cannot be made through the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder promptly following the Effective Time.

(b)    With respect to any amount payable under Section 3.2(a) that constitutes nonqualified deferred compensation subject to Section 409A of the Code, to the extent that payment of such amount would otherwise cause the imposition of a Tax or penalty under Section 409A of the Code, such payment shall instead be made at the earliest time permitted under this Agreement and the terms of the corresponding award that will not result in the imposition of such Tax or penalty. The Company shall take all actions necessary to ensure that from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock, other capital stock of the Company, or other compensation of any kind (other than amounts required to be paid pursuant to Section 3.2(a) to any Person pursuant to or in settlement of any Company equity or equity-based awards under the Company Stock Plans otherwise and the Company Stock Plans will thereupon terminate.

Section 3.3    Payment for Securities.

(a)    Paying Agent; Exchange Fund. Prior to the Effective Time, Parent shall enter into an agreement with an entity designated by Parent and reasonably acceptable to the Company to act as agent for the holders of Company Common Stock in connection with the Merger (the “Paying Agent”) and to receive the Merger Consideration and any dividends or other distributions to which they are entitled pursuant to clause (ii) of the first sentence of Section 3.3(c). On the Closing Date and substantially concurrently with the filing of the Certificate of Merger, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock described in Section 3.1(a)(iii) and the Rollover Shares, and assuming there are no Dissenting Shares), an amount in cash sufficient to pay the aggregate Merger Consideration payable at or in connection with the Closing (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for shares of Company Common Stock pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Section 3.3(a), the Exchange Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration. Any interest or other income resulting from investment of the Exchange Fund shall become part of the Exchange Fund.

(b)    Payment Procedures.

(i)    Promptly following the Effective Time, and in any event not more than three (3) Business Days thereafter, Parent and the Surviving Corporation will cause the Paying Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Shares, the Rollover Shares, and shares of Company Common Stock described in Section 3.1(a)(iii)) (the “Certificates”); and (ii) uncertificated shares of Company Common Stock that represented outstanding shares of Company Common Stock (other than Dissenting Shares, the Rollover Shares, and shares of Company Common Stock described in Section 3.1(a)(iii)) (the “Uncertificated Shares”), (A) a letter of transmittal in customary form and reasonably acceptable to the Company (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent); and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to Section 3.1(a)(ii) and any dividends or other distributions to which they are entitled pursuant to clause (ii) of the first sentence of Section 3.3(c). Upon surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive, and the Paying Agent shall promptly pay, in exchange therefor, an amount in cash equal to the Merger Consideration payable in respect of the number of shares of Company Common Stock represented by such Certificate, and the Certificates so surrendered will forthwith be cancelled. Upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive, and the Paying Agent shall promptly pay, in exchange therefor, an amount in cash equal to the Merger Consideration payable in respect of the number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares, and the transferred Uncertificated Shares so surrendered will be cancelled. The Paying Agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares. Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Merger Consideration, without interest thereon, payable in respect thereof pursuant to Section 3.1(a)(ii) and any dividends or other distributions pertaining to Company Common Stock formerly represented by such Certificates or Uncertificated Shares as contemplated by clause (ii) of the first sentence of Section 3.3(c). Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Paying Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 3.1(a)(ii).

(ii)    Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Paying Agent and the Depository Trust Company with the objective that the Paying Agent will transmit to the Depository Trust Company or its nominees on the first Business Day after the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to the Merger Consideration payable in respect of the number of shares of Company Common Stock (excluding any shares of Company Common Stock described in Section 3.1(a)(iii), the Rollover Shares and Dissenting Shares, and including any dividends or other distributions pertaining to such shares as contemplated by clause (ii) of the first sentence of Section 3.3(c)) held of record by the Depository Trust Company or such nominee immediately prior to the Effective Time.

(c)    Termination Rights. All Merger Consideration paid upon the surrender of and in exchange for shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock, subject, however, to (i) Section 3.4 and (ii) the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared by the Company on Company Common Stock prior to the date of this Agreement and which remain unpaid at the Effective Time. At the Effective Time, the Surviving Corporation shall cause the stock transfer books of the Surviving Corporation to be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificates or Uncertificated Shares (other than Certificates or Uncertificated Shares evidencing shares of Company Common Stock described in Section 3.1(b)), and any dividends or other distributions pertaining to such shares as contemplated by clause (ii) of the first sentence of Section 3.3(c), without any interest thereon.

(d)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company on the date that is twelve (12) months after the Closing Date shall be delivered to the Surviving Corporation, upon demand, and any former holders of shares of Company Common Stock who have not theretofore received the Merger Consideration and any dividends or other distributions pertaining to their former shares of Company Common Stock that such former holders have the right to receive pursuant to clause (ii) of the first sentence of Section 3.3(c), without interest thereon, shall thereafter look only to the Surviving Corporation and Parent (as general unsecured creditors) for payment of their claim, in respect of such shares.

(e)    No Liability. None of the Surviving Corporation, Parent, Merger Sub or the Paying Agent shall be liable to any holder of Company Common Stock for any amount of Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property law, escheat law or similar Law. If any Certificate or Uncertificated Share has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of such Certificate or Uncertificated Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Uncertificated Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f)    Lost, Stolen or Destroyed Certificates. If any Certificate (other than a Certificate evidencing shares of Company Common Stock described in Section 3.1(a)(iii)) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate, without any interest thereon.

Section 3.4    Dissenter’s Rights. Notwithstanding any other provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders of such shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised and validly perfected appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares, in accordance with, but only if and when required by, the provisions of such Section 262, unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Dissenting Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto other than such rights as are provided to holders of Dissenting Shares pursuant to Section 262 of the DGCL. The Company shall give Parent (i) prompt written notice of any demands received by the Company for appraisals of shares of Company Common Stock, withdrawals of such demands and any other instruments relating to appraisal demands received by the Company pursuant to Section 262 of the DGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands and the Company shall consider in good faith comments or suggestions proposed by Parent with respect to such demands; provided that, after the date hereof until the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with Section 262 of the DGCL.

Section 3.5    No Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any Certificates or Uncertificated Shares.

Section 3.6    Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, each of Parent, the Company, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the amounts otherwise payable pursuant to this Agreement (including to any holder of Company Common Stock or holder of equity or equity-based awards under the Company Stock Plans pursuant to this Agreement) such amounts as Parent, the Company, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, determines are required to be deducted or withheld with respect to the making of such payments under applicable Law. To the extent that amounts are so properly deducted or withheld and timely paid over to the appropriate Governmental Entity by Parent, the Company, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as disclosed in the reports, schedules, exhibits (filed, linked or referenced), forms, statements and other documents filed by the Company with or furnished by the Company to the SEC on or after January 31, 2019 (excluding any disclosures set forth in any such Filed Company SEC Documents in any risk factor Section or any forward-looking disclosure that are non-specific, predictive, forward-looking or primarily cautionary in nature other than historical facts included therein) and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) or (y) as set forth in the corresponding sections or subsections in the disclosure letter delivered by the Company to Parent as of the date hereof (the “Company Disclosure Letter”) (it being acknowledged and hereby agreed that (i) disclosure of any information in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Company Disclosure Letter only to the extent that the relevance thereof is reasonably apparent on the face of such disclosure; and (ii) nothing disclosed in the Filed Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 4.2 (Capital Structure) or Section 4.8(a) (No Material Adverse Effect), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1    Organization, General Authority and Standing. Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction), except in the case of any Company Subsidiary where any such failure to be in good standing would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries (a) has full power and authority necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. True and complete copies of the Organizational Documents of the Company, as in effect on the date of this Agreement, are included in the Filed Company SEC Documents or have been made available to Parent. The Company is not in violation of its Organizational Documents in any material respect. There are not any stockholder agreements, voting trusts or other agreements to which the Company is a party or by which it is bound relating to the voting of any shares of the Company’s capital stock. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of the Company's capital stock.

Section 4.2    Capital Structure.

(a)    The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock, of which 71,000,000 are authorized as Class A Stock and 4,000,0000 are authorized as Class B Stock, and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). At the close of business on June 25, 2021 (the “Measurement Date”), (i) 17,662,016 shares of Class A Common Stock and 3,344,775 shares of Class B Common Stock, respectively, were issued and outstanding, (ii) 622,584 shares of Company Common Stock were subject to Company SARs (assuming a fair market value per share of Company Common Stock of $87.50), (iii) 544,605 shares of Company Common Stock were subject to Company RSUs, (iv) 234,301 shares of Company Common Stock were subject to Company PSUs (at “maximum” level of performance for PSUs granted in 2019 and 2021, and at actual performance for PSUs granted in 2020 for which performance has already been achieved), (v) 192,605 shares of Company Common Stock were held by the Company in its treasury, (vi) 2,381,264 additional shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans, and (vii) no shares of Company Preferred Stock were issued and outstanding. Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock of the Company were issued, reserved for issuance or outstanding. From the Measurement Date to the date of this Agreement, there have been no issuances by the Company of shares of capital stock of the Company or options, warrants, calls, puts, convertible or exchangeable securities, subscriptions, phantom stock, stock appreciation rights, stock-based performance units or other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock, other than the rights under the Company Stock Plans and any related award agreements. The Company has provided to Parent a complete and accurate list of each outstanding Company equity award granted under the Company Stock Plans outstanding as of the Measurement Date and: (i) the name of the holder of such Company Equity Award, (ii) the number of shares of Company Common Stock subject to such outstanding Company Equity Award, (iii) if applicable, the exercise price, purchase price, or similar pricing of such Company Equity Award, (iv) the date on which such Company equity award was granted or issued, and (v) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the Measurement Date.

(b)    All outstanding shares of Company Common Stock, and all such shares that may be issued prior to the Effective Time when issued, (i) are or will be, as applicable, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights, purchase options, calls or rights of first refusal or similar rights and (ii) issued in compliance in all material respects with applicable securities Laws and other applicable Law and all requirements set forth in applicable Contracts.

(c)    Except as set forth in Section 4.2(a), as of the date of this Agreement, there are no options, warrants, calls, puts, convertible or exchangeable securities, subscriptions, phantom stock, stock appreciation rights, stock-based performance units or other rights to acquire shares of capital stock of the Company or Contracts to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of the Company, (ii) obligating the Company to issue, grant or enter into, as applicable, any such option, warrant, security, unit, right or Contract or (iii) that give any person the right to receive any economic interest of any nature accruing to the holders of Company Common Stock. As of the date of this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or options, warrants, calls, puts, convertible or exchangeable securities, subscriptions, phantom stock, stock appreciation rights, stock-based performance units or other rights to acquire shares of capital stock of the Company, except for (A) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans and (B) in connection with Company SARs, Company RSUs and Company PSUs upon settlement or forfeiture of awards or payment of the grant price of Company SARs. Neither the Company nor any Company Subsidiary is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter.

(d)    All Company SARs, Company RSUs and Company PSUs are evidenced by written award agreements, in each case substantially in the forms that have been made available to Parent, except that such agreements may differ from such forms with respect to the number of Company SARs, Company RSUs and Company PSUs or shares of Company Common Stock covered thereby, the grant price (if applicable), the vesting schedule, the expiration date applicable thereto and other similar terms.

Section 4.3    Company Subsidiaries; Equity Interests.

(a)    Section 4.3(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of incorporation or organization of each (i) Company Subsidiary and (ii) entity (other than the Company Subsidiaries) in which the Company or any Company Subsidiary owns any equity interest. All of the outstanding equity interests or other ownership interests in each Company Subsidiary that is a corporation have been validly issued, fully paid and nonassessable, and are owned by the Company, free and clear of all Liens, other than Permitted Liens. All of the outstanding equity interests or other ownership interests in each Company Subsidiary that is a partnership or limited liability company are validly issued, and are owned by the Company, free and clear of all Liens, other than Permitted Liens. As of the date of this Agreement, there are no options, warrants, rights, calls, puts, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company or Contracts to which any Company Subsidiary is a party or by which any Company Subsidiary is bound obligating any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, any Company Subsidiary.

(b)    Except as set forth in Section 4.3(a) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person, nor does the Company or any Company Subsidiary have any obligation, contingent or otherwise, to consummate any material additional investment in any Person other than a Company Subsidiary.

Section 4.4    Authority; Execution and Delivery; Enforceability.

(a)    The Company has the requisite corporate power and authority to enter into this Agreement and any Ancillary Agreement to which it is a party and, subject, in the case of the Merger, to receipt of the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby and thereby, in each case, in accordance with the terms of this Agreement and the Ancillary Agreements to which it is a party. The adoption, execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement and the Ancillary Agreements to which it is a party, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity).

(b)    The Special Committee, at a meeting thereof duly called and held, duly adopted resolutions (which, as of the execution and delivery of this Agreement by the parties hereto, have not been rescinded, modified or withdrawn in any way) unanimously (i) determining that this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Company’s stockholders, (ii) recommending that the Company Board approve this Agreement and the Transactions, including the Merger and declare that this Agreement and the Transactions, including the Merger, advisable, fair to and in the best interests of the Company and the Company’s stockholders and (iii) recommending that, subject to approval by the Company Board, the Company Board resolve to recommend that the stockholders of the Company vote to adopt this Agreement and approve Transactions contemplated by this Agreement, including the Merger.

(c)    The Company Board, at a meeting thereof duly called and held, duly adopted resolutions (which, as of the execution and delivery of this Agreement by the parties hereto, have not been rescinded, modified or withdrawn in any way) (i) determining that this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Company’s stockholders, (ii) approving this Agreement and the Transactions, including the Merger, and declaring that this Agreement and the Transactions, including the Merger, advisable, fair to and in the best interests of the Company and the Company’s stockholders, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and (iv) recommended that the stockholders of the Company adopt this Agreement and the Transactions, including the Merger (such recommendation described in clause (iv), the “Company Board Recommendation”).

(d)    Assuming the representations and warranties set forth in Section 5.9 are true and correct, the only votes of holders of any class or series of capital stock of the Company necessary to adopt this Agreement and to consummate the Merger are the adoption of this Agreement by the affirmative vote or consent of holders of (i) a majority of the voting power of all outstanding shares of Company Common Stock entitled to vote, voting as a single class and (ii) a majority of the voting power of all outstanding shares of Company Common Stock, voting as a single class, that are not owned, beneficially or of record, by the Company Stockholder, or the Company Stockholder’s Affiliates, or any executive officer or director of the Company (together, the “Company Stockholder Approval”).

(e)    Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation of the transactions contemplated hereby.

Section 4.5    No Conflicts; Consents.

(a)    The execution and delivery by the Company of this Agreement do not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or the Company Subsidiaries under, any provision of (i) the Organizational Documents of the Company, (ii) any Company Permit or any Company Specified Contract or (iii) subject to the filings and other matters referred to in Section 4.5(b) and Section 6.3(a) and, assuming the accuracy of Parent’s representations in Section 5.9, any Law applicable to the Company or the Company Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)    No consent, approval, license, permit, order, waiver or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any national, Federal, state, provincial, local or other government, domestic, foreign or supranational, or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, arbitral body (public or private), domestic or foreign (a “Governmental Entity”), is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act and the Austrian Cartel Act 2005, (ii) the filing with the SEC of (A) a proxy relating to the adoption of this Agreement by the Company’s stockholders (the “Proxy Statement”) (B) a Rule 13E-3 transaction statement on Schedule 13E-3 relating to the adoption of this Agreement by the Company’s stockholders (the “Schedule 13E-3”), and (C) such reports under the Exchange Act and the Securities Act as may be required in connection with this Agreement or the Transactions, (iii) the filing of the Certificate of Merger with the Delaware Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such filings as may be required under the rules and regulations of the Nasdaq, and (v) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.6    SEC Documents; Undisclosed Liabilities.

(a)    Since January 31, 2019, the Company has filed or furnished with the SEC all forms, registration statements, reports, schedules and statements required to be filed or furnished under the Exchange Act or the Securities Act. At the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent amended by a subsequently Filed Company SEC Document prior to the date of this Agreement, in which case as of the date of such amendment), each Filed Company SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Filed Company SEC Documents. As of the date hereof, neither the Company nor any of its officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As of the date hereof, there are no outstanding or unresolved comments received by the Company from the SEC with respect to any of the Filed Company SEC Documents and, to the Knowledge of the Company, none of the Filed Company SEC Documents is the subject of ongoing SEC review or investigation. None of the Company Subsidiaries is, or has at any time since January 31, 2019 been, subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b)    The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the Filed Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied in all material respects on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to year-end adjustments).

(c)    Except as reflected or reserved against in the consolidated balance sheet of the Company, as of January 31, 2021, or the notes thereto, included in the Filed Company SEC Documents (such balance sheet and the notes thereto, the “Company Balance Sheet”), the Company and the Company Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet (none of which relates to any breach of contract, breach of warranty, tort, infringement, misappropriation or any other action), (ii) liabilities or obligations not required to be disclosed in a consolidated balance sheet of the Company or in the notes thereto prepared in accordance with GAAP and the rules and regulations of the SEC applicable thereto, (iii) liabilities or obligations incurred in connection with the Transactions to the extent permitted or contemplated by this Agreement and (iv) liabilities or obligations that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303(a) of Regulation S-K promulgated under the Securities Act.

(d)    The Company has established and maintains disclosure controls and procedures over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(e)    The Company has established and maintains a system of internal accounting controls that are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for the year ended January 31, 2021, and such assessment concluded that such controls were effective. From the date of the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2021 to the date of this Agreement, the Company’s auditors and the Company Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and, in each case, neither the Company nor any of its Representatives has failed to disclose such information to the Company’s auditors or the Company Board. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Filed Company SEC Documents.

(f)    Section 4.6(f) of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness of the Company and the Company Subsidiaries (excluding intercompany Indebtedness) as of the date hereof in excess of $3,000,000, on an individual basis.

Section 4.7    Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders (as applicable), contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; except that no representation or warranty is made by the Company with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein. The Proxy Statement will, as at the date of filing with the SEC, comply as to form in all material respects with the requirements of the Exchange Act.

Section 4.8    Absence of Certain Changes or Events.

(a)    Since January 31, 2021, there has not been any Company Material Adverse Effect.

(b)    From immediately after January 31, 2021 through the date of this Agreement, the Company and the Company Subsidiaries have conducted each of their respective businesses in the ordinary course in substantially the same manner as previously conducted (except (x) in connection with modifications, suspensions or alterations of operations resulting from, or determined by the Company and the Company Subsidiaries to be advisable and reasonably necessary in response to, COVID-19 and COVID-19 Measures and (y) with respect to this Agreement and discussions, negotiations and transactions related thereto), and during such period there has not been:

(i)      any declaration, setting aside or payment of any dividend on, or making of any other distribution (whether in cash, stock or property) with respect to, or any repurchase or redemption of, any capital stock of the Company;

(ii)     any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

(iii)    any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except as may have been required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law; or

(iv)    any other action taken that if taken after the date of this Agreement without the prior written consent of Parent would constitute a violation of Section 6.1 (other than clauses 6.1(b)(ii)(A), and 6.1(b)(vi) of Section 6.1 (and clause 6.1(b)(xxi) solely as it applies to the foregoing clauses)).

Section 4.9    Taxes.

(a)    Each of the Company and the Company Subsidiaries has (i) timely filed, or caused to be timely filed on its behalf, taking into account any extensions of time within which to file, all income and other material Tax Returns required to have been filed by it, and all such Tax Returns are true, correct and complete in all material respects, and (ii) paid, or caused to be paid, all Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP.

(b)    The most recent financial statements contained in the Filed Company SEC Documents reflect, in accordance with GAAP, an adequate reserve for all income or other material Taxes payable by the Company and the Company Subsidiaries for all taxable periods through the date of such financial statements.

(c)    Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, there are no disputes, audits, claims, examinations, investigations or other Proceedings pending, or, to the Knowledge of the Company, threatened in writing in respect of any Taxes or Tax Returns of the Company or any Company Subsidiary. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, no claim, deficiency, or adjustment for or with respect to any Tax has been asserted or assessed by a Taxing Authority in writing against the Company or any Company Subsidiary that has not been paid, settled or withdrawn in full.

(d)    There are no Liens for income or other material Taxes (other than statutory Permitted Liens for Taxes) upon any property or assets of the Company or any Company Subsidiary.

(e)    There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any income or other material Taxes or Tax deficiencies against the Company or any Company Subsidiary that, in each case, is currently effective.

(f)    The Company and the Company Subsidiaries will not be required to include any item of material income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Laws) executed on or prior to the Closing Date, (B) use of an improper method of accounting, (C) installment sale or open transaction disposition made on or prior to the Closing Date (D) prepaid or advanced amount received or deferred revenue accrued on or prior to the Closing Date, or (E) intercompany transaction or excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Laws).

(g)    The Company and each Company Subsidiary (i) has withheld all material amounts of Taxes required to be withheld with respect to any amounts paid or owing to any employee, creditor, independent contractor or other third party under Applicable Law and (ii) has complied and is in compliance with (in all material respects) all applicable information reporting and Tax withholding requirements under state, local or foreign Laws regarding Taxes.

(h)    Neither the Company nor any Company Subsidiary has agreed to make or is required to make any material adjustment for a taxable period ending after the Closing Date under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(i)    Neither the Company nor any Company Subsidiary has received a written claim, which remains unresolved, by any Governmental Entity in a jurisdiction where it does not file income or franchise (or similar) Tax Returns that it is or may be subject to income or franchise (or similar) Tax by that jurisdiction.

(j)    Neither the Company nor any Company Subsidiary is a party to or is bound by any Tax sharing, allocation, or indemnification agreement or arrangement (other than (i) such agreements or arrangements exclusively between the Company and any Company Subsidiary or (ii) customary Tax provisions in commercial agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes). Neither the Company nor any Company Subsidiary has (i) been a member of an “affiliated group” (within the meaning of Section 1504(a) of the Code) filing a consolidated U.S. federal income Tax Return or other combined, consolidated, unitary, or other similar group for Tax purposes (other than a group the common parent of which is or was the Company or a Company Subsidiary) or (ii) any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law) or as a transferee or successor, by contract (other than (i) agreements exclusively between the Company and any Company Subsidiary or (ii) customary Tax provisions in commercial agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes), by operation of Law, or otherwise. Neither the Company nor any Company Subsidiary has any liability for any amounts under Section 965 of the Code.

(k)    Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(l)    Neither the Company nor any Company Subsidiary has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2) (or any similar provisions of state, local or foreign Law).

(m)    Neither the Company nor any Company Subsidiary has deferred any Taxes under any COVID-19 Tax Measure (or any provision of applicable Law with similar effect or import) that otherwise would have been required to be deposited and paid in connection with amounts paid by the Company or any Company Subsidiary to any employee or independent contractor). Neither the Company nor any Company Subsidiary has claimed any employee retention credit pursuant to any COVID-19 Tax Measure nor has any obligations under any loans issued pursuant to the Paycheck Protection Program under the CARES Act.

(n)    The Company is not, and has not been in the period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code.

Section 4.10    Labor Relations. There are no collective bargaining or other labor union agreements to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound. None of the employees of the Company or any Company Subsidiary is represented by any union, works council or similar foreign labor organization with respect to his or her employment by the Company or any Company Subsidiary. To the Knowledge of the Company, since January 31, 2019 through the date of this Agreement, neither the Company nor any Company Subsidiary has experienced any material labor disputes, strikes, work stoppages, slowdowns, lockouts or union organization attempts concerning any employees of the Company or any Company Subsidiary. There is no unfair labor practice charge or complaint or other Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary before the National Labor Relations Board or any similar Governmental Entity that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, since January 31, 2019, no director, officer, or other senior executive of the Company or any Company Subsidiary has been subject to any material allegation of sexual or other unlawful harassment or discrimination.

Section 4.11    Employee Benefits.

(a)    Section 4.11(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan that is not a Foreign Plan.

(b)    With respect to each material Company Benefit Plan that is not a Foreign Plan, the Company has made available to Parent true and complete copies of (i) such material Company Benefit Plan, including any amendment thereto (or, in either case, with respect to any unwritten material Company Benefit Plan, a written description thereof), other than any Company Benefit Plan that the Company or any Company Subsidiary is prohibited from making available to Parent as a result of applicable Law relating to the safeguarding of data privacy, (ii) each current trust, material insurance, annuity or other funding Contract related thereto, (iii) the most recent annual report on Form 5500 required to be filed with the Department of Labor with respect thereto (if any), (iv) the most recent favorable Internal Revenue Service determination or opinion letter, and (v) any material non-routine correspondence with a Governmental Entity. Notwithstanding the preceding, as soon as reasonably practicable after the date hereof, but in any event no more than forty-five (45) days after the date hereof, the Company shall provide an updated Section 4.11(a) of the Company Disclosure Letter that includes all material Foreign Plans and shall provide copies of all material Foreign Plans as contemplated by this Section 4.11(b).

(c)    Each Company Benefit Plan has been maintained, funded and administered in accordance with its terms and was established, has been administered and maintained, and is in compliance with ERISA, the Code and all other applicable Laws, and, to the Knowledge of the Company, nothing has occurred and no condition exists with respect to any Company Benefit Plan that could result in a Tax, penalty or other liability of the Company or any Company Subsidiary, other than, in each case, failures that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  Without limiting the generality of the foregoing, with respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (a “Foreign Plan”) and except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (w) each Foreign Plan required to be registered has been timely and properly registered and has been maintained in good standing with applicable regulatory authorities, (x) each Foreign Plan intended to receive favorable tax treatment under applicable tax Laws has been qualified or similarly determined to satisfy the requirements of such Laws, (y) no Foreign Plan is a defined benefit plan or similar plan or arrangement, and (z) no Foreign Plan has any unfunded or underfunded liabilities, nor are such unfunded or underfunded liabilities reasonably expected to arise in connection with the transactions contemplated by this Agreement.

(d)    All obligations of the Company and each Company Subsidiary under or in respect of the Statutory Plans have been satisfied, and there are no outstanding defaults or violations thereunder by the Company or any Company Subsidiary, other than any such defaults or violations that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. There is no claim or Proceeding (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan, and there is no fact or circumstance that could reasonably be expected to give rise to any such claim or Proceeding.

(e)    Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to such qualification from the Internal Revenue Service, and no event has occurred, either by reason of any action or failure to act, that would reasonably be expected to adversely affect any such qualification.

(f)    None of the Company, any Company Subsidiary, or any of their respective ERISA Affiliates sponsors, maintains, contributes to, is required to maintain or contribute to, or has any actual or contingent liability under, (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (ii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA; nor, in each case, have they sponsored, maintained or contributed to any such plan within the preceding six (6) years. Neither the Company nor any Company Subsidiary has any current or contingent liability or obligation on account of an ERISA Affiliate.

(g)    Neither the Company nor any Company Subsidiary has any material unaccrued liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or the Company Subsidiaries or other Persons, other than for continuation coverage required under Section 4980B of the Code or any state Laws for which the covered Person pays the full cost of coverage.

(h)    None of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval, or the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) could (i) result in any payment becoming due to any current or former director, officer, employee, contractor, consultant or service provider of the Company or any Company Subsidiary, (ii) increase any benefit or compensation or other obligation payable or required to be provided under any Company Benefit Plan, or otherwise, to any current or former director, officer, employee, contractor, consultant or service provider of the Company or any Company Subsidiary, (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other obligation under any Company Benefit Plan, or (iv) result in any payments or benefits which would not reasonably be expected to be deductible under Section 280G of the Code or which would cause any Tax or penalty under Section 4999 of the Code.

(i)    Neither the Company nor any Company Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any Person for any Tax incurred by such Person under Section 409A or 4999 of the Code.

Section 4.12    Title to Properties. Section 4.12 of the Company Disclosure Letter sets forth, as of the date of this Agreement, the address and description of each parcel of real property owned by the Company or any Company Subsidiaries. The Company and the Company Subsidiaries have good, valid and indefeasible title (or, to the extent not owned, a valid leasehold interest) to all real and personal properties that are material to the business of the Company or any Company Subsidiary, in each case free and clear of all Liens and defects and imperfections of title except (a) for Permitted Liens and (b) such as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. As of the date of this Agreement, there does not exist any pending or, to the Knowledge of the Company, threatened, condemnation or eminent domain proceedings that affect any of the owned or leased real property material to the business of the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary has entered into an agreement to sell or purchase any real property.

Section 4.13    Material Contracts.

(a)    Except for this Agreement and for the Contracts disclosed in the Filed Company SEC Documents, Section 4.13(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, and the Company has made available to Parent true and complete copies, of:

(i)       each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)     each Contract to which the Company or any Company Subsidiary is a party that (A) restricts the ability of the Company or any Company Subsidiary to compete in any business or with any Person in any geographical area, (B) requires the Company or any Company Subsidiary to conduct any business on a “most favored nations” basis with any third party (C) provides for “exclusivity” or any similar requirement in favor of any third party or (D) provides preferential rights or rights of first or last offer or refusal to any third party, except in the case of each of clauses (B), (C) and (D) for such restrictions, requirements and provisions that are not material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole;

(iii)     each Contract under which the Company or any Company Subsidiary (A) (x) licenses or sublicenses Intellectual Property from or to any third party (other than (1) licenses or sublicenses of generally commercially available off-the-shelf software programs, or (2) non-exclusive licenses or sublicenses to customers in the ordinary course of business consistent with past practice) or (y) since January 31, 2019, assigned or acquired Intellectual Property to or from any third party, in the case of each of clauses (x) and (y), except for such assignments, licenses and sublicenses that are not material to the Company and the Company Subsidiaries, taken as a whole, or (B) is subject to any material restriction affecting material Intellectual Property owned by the Company or any Company Subsidiary;

(iv)    each Contract that constitutes a commitment relating to Indebtedness for borrowed money or the deferred purchase price of property by the Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) in excess of $2 million, other than Contracts solely between or among the Company or any Company Subsidiary;

(v)      each Contract under which the Company or any Company Subsidiary is the landlord, sublandlord, tenant, subtenant or occupant with respect to any material real property leased, subleased, licensed or otherwise occupied;

(vi)     other than with respect to an entity that is wholly owned by the Company or any of the Company Subsidiaries, each partnership, joint venture or operating or limited liability company agreement, in which the Company or any Company Subsidiaries holds an interest;

(vii)    each Contract that is a settlement, conciliation or similar Contract that would require the Company or any of the Company Subsidiaries to pay consideration of more than $2 million after the date of this Agreement or that contains continuing restrictions on the business and operations of the Company and the Company Subsidiaries that are material to the business of the Company and the Company Subsidiaries, taken as a whole;

(viii)    each Contract that obligates the Company or any Company Subsidiary to make any future capital investment or capital expenditure outside the ordinary course of business and in excess of $2 million individually or $10 million in the aggregate;

(ix)     each Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any Company Subsidiaries;

(x)       each Contract entered into since January 31, 2019 that (A) provides for the acquisition or disposition by the Company or any Company Subsidiaries of any business or material assets (whether by merger, sale of stock, sale of assets or otherwise) with a value in excess of $5 million or (B) pursuant to which the Company or any Company Subsidiaries acquired or will acquire any material ownership interest in any other Person or other business enterprise other than any Company Subsidiary, in each case, under which the Company or any Company Subsidiaries has obligations remaining to be performed as of the date hereof;

(xi)     each Contract that is with (A) each of the ten (10) largest customers of the Company and the Company Subsidiaries, taken as a whole (the “Material Customers”) and (B) each of the ten (10) largest commercial vendors of the Company and the Company Subsidiaries, taken as a whole (the “Material Vendors”), in each case by dollar amount for the fiscal year ending January 31, 2021.

(xii)    each Contract that provides for (A) indemnification of any officer, director or employee by the Company, other than Contracts entered into on substantially the same form as the Company’s standard forms previously made available to Parent or (B) accelerated vesting in connection with a change of control, including the Transactions (including as a result of any termination of employment following a change of control, including the Transactions);

(xiii)    each collective bargaining agreement or other Contract with any labor union, labor organization, or works council; and

(xiv)    any Contract that is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which the Company or a Subsidiary will have any material outstanding obligation after the date of this Agreement.

Each such Contract described in clauses (i) through (xiv) above is referred to herein as a “Company Specified Contract.”

(b)    As of the date of this Agreement, each of the Company Specified Contracts is valid, binding and enforceable on the Company or the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (i) except for such failures to be valid, binding or enforceable or to be in full force and effect as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect and (ii) except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity. As of the date of this Agreement, to the Knowledge of the Company, there is no default under any Company Specified Contract by the Company or the Company Subsidiaries or any other party thereto, and no event has occurred that (with or without notice or lapse of time, or both) would constitute a default thereunder by the Company or any Company Subsidiary or, to the Knowledge of the Company, any other party thereto, in each case except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(c)    To the Knowledge of the Company as of the date of this Agreement, since the date of the Company Balance Sheet, the Company has not received any written or, to the Knowledge of the Company, oral notice from or on behalf of any Material Customer indicating that such Material Customer intends to terminate or not renew, any current term of any Material Contract with such Material Customer.

(d)    To the Knowledge of the Company as of the date of this Agreement, since the date of the Company Balance Sheet, the Company has not received any written or, to the Knowledge of the Company, oral notice from or on behalf of any Material Vendor indicating that such Material Vendor intends to terminate, or not renew, any Material Contract with such Material Vendor.

Section 4.14    Litigation. As of the date of this Agreement, there is no claim, suit, action, investigation or proceeding of any nature, civil, criminal or regulatory, in law or equity, by or before any Governmental Entity or arbitrator (each, a “Proceeding”) pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, no officer or director of the Company or any Company Subsidiary is a defendant in any material Proceeding in connection with his or her status as such.

Section 4.15    Compliance with Laws.

(a)    Each of the Company and the Company Subsidiaries is, and since January 31, 2019 has been, in compliance with all, and is not in default under or in violation of any applicable Law, other than any noncompliance, default or violation that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communication since January 31, 2019 and prior to the date of this Agreement from a Governmental Entity that alleges that the Company or any Company Subsidiary is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or threatened, other than those the outcome of which has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The Company and the Company Subsidiaries are in possession of all material franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Entity necessary under applicable Law to own, lease and operate their assets and properties and to lawfully carry on their businesses as they are being conducted as of the date of this Agreement (collectively, the “Company Permits”), except where the failure to be in possession of such Company Permits would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. As of the date of this Agreement, all Company Permits are valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened and the Company and the Company Subsidiaries are in compliance with all such Company Permits, except where such suspension, cancellation or noncompliance would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.16    Environmental Matters.

(a)    Except for matters that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect:

(i)    The Company and the Company Subsidiaries are, and since January 31, 2019 have been, in compliance with all Environmental Laws, which compliance has included obtaining, maintaining, and complying with all Environmental Permits required for the operation of the business or the ownership or occupancy of the real property;

(ii)    Neither the Company nor any Company Subsidiary has received any written notice, report or other written correspondence from any Governmental Entity or other Person alleging the actual or potential violation of or liability under any Environmental Law or any Environmental Permit, in each case since January 31, 2019 or which otherwise remains pending or unresolved;

(iii)    There are no Proceedings or Judgments pending or, to the Knowledge of the Company, threatened by a Governmental Entity or other Person against the Company or any Company Subsidiary that allege a violation of or liability under any Environmental Law or any Environmental Permit;

(iv)    Neither the Company nor any Company Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released, exposed any Person to, or owned or operated any property contaminated by, any Hazardous Material so as to give rise to any liabilities (contingent or otherwise) of any Company or any Company Subsidiary pursuant to Environmental Laws;

(v)      Neither the Company nor any Company Subsidiary has provided an indemnity with respect to, or otherwise assumed by Contract, any liability of any other Person relating to Environmental Laws or Hazardous Materials.

(vi)    The Company and each Company Subsidiary has furnished all material environmental assessments, audits and reports and all other material environmental, health or safety documents prepared since January 1, 2019 in their possession or reasonable control that relate to the Company or any Company Subsidiary (including any current or former properties, facilities or operations thereof.

Section 4.17    Intellectual Property.

(a)    The Company and the Company Subsidiaries exclusively own the Intellectual Property owned or purported to be owned by the Company or the Company Subsidiaries, or have the right to use, all Intellectual Property used in or necessary for the operation of the businesses of the Company and the Company Subsidiaries as presently conducted (collectively, the “Company Intellectual Property”) free and clear of all Liens except for Permitted Liens, except where the failure to own or have the right to use such Intellectual Property would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company and Company Subsidiaries have taken commercially reasonable actions to protect the Company Intellectual Property, except where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Section 4.17(a) of the Company Disclosure Letter sets forth a complete and accurate list of the registered Intellectual Property owned by the Company or the Company Subsidiaries.

(b)    To the Knowledge of the Company, (i) the use of the Company Intellectual Property by the Company and the Company Subsidiaries and the operation of the business of the Company and the Company Subsidiaries as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person, (ii) there is no Proceeding pending or threatened challenging or seeking to deny or restrict the rights of the Company or Company Subsidiaries in the Company Intellectual Property or alleging that the use of the Company Intellectual Property in the operation of the business of the Company and the Company Subsidiaries as currently conducted infringes upon or misappropriates any Intellectual Property of any other Person, and (iii) no Person is infringing upon or misappropriating any Company Intellectual Property owned by the Company or any Company Subsidiary, in the case of each of clauses (i) through (iii), except for such matters that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(c)    Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect: (i) to the Knowledge of the Company, the Company and the Company Subsidiaries have not incorporated, used, or linked any open source software in or with or to the Company’s or the Company Subsidiaries’ proprietary software in a manner that requires that any of such proprietary software (other than such open source software) be disclosed or distributed in source code form; and (ii) except as stated in Section 4.17(c) of the Company Disclosure Letter, the Company and the Company Subsidiaries have not delivered or made available, or agreed to deliver or make available, the source code for the Company’s and the Company Subsidiaries’ proprietary software to any Person, except to employees and contractors performing services on behalf of the Company pursuant to written Contracts containing an obligation to maintain the confidentiality of such source code and reasonably protecting the Company’s and Company Subsidiaries’ rights to such source code.

(d)    Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) to the Knowledge of the Company the computers, systems and IT assets used by the Company and the Company Subsidiaries operate and perform in a manner that permits the Company and each Company Subsidiary to conduct its business as currently conducted, (ii) the Company and the Company Subsidiaries have taken commercially reasonable actions, consistent with industry standards, to protect the confidentiality, integrity and security of the computers, systems and IT assets used by the Company and the Company Subsidiaries (and the information stored thereon) against unauthorized use, access, interruption, modification, infection by malicious code or corruption, and to the Knowledge of the Company, no such unauthorized use, access, interruption, modification, infection or corruption has occurred, and (iii) no claims have been asserted or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary alleging any violation relating to privacy, data protection or the collection or processing of personal information or user information.

Section 4.18    Insurance. The Company and the Company Subsidiaries maintain, or are entitled to the benefits of, insurance, underwritten by financially reputable insurance companies, in such amounts and against such risks substantially as is customary for the industries in which the Company and the Company Subsidiaries operate. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (a) all material insurance policies maintained by or on behalf of the Company or the Company Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid and (b) the Company and the Company Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of the Company or the Company Subsidiaries as of the date of this Agreement, and neither the Company nor any Company Subsidiary is in breach or default under, or has taken any action that would permit termination or material modification of, any material insurance policies. As at the date of this Agreement, none of the limits for any such policy currently in force have been exhausted or materially reduced.

Section 4.19    Brokers and Other Advisors. Except for (i) Morgan Stanley & Co. LLC. (“Morgan Stanley”), which has been retained by the Special Committee, and (ii) Moelis & Company LLC, which has been retained by Pamela Lopker, the founder and President of the Company, there is no investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of the Company or any of the Company Subsidiaries, their respective Affiliates, or any of their respective executive officers or directors in their capacities as executive officers or directors, or who is entitled to any financial advisory, banking, broker’s, finder’s or similar fee or commission in connection with the Transactions, including the Merger.

Section 4.20    Opinion of Financial Advisor. The Special Committee has received the oral opinion of Morgan Stanley, to be confirmed by delivery of its written opinion dated June 27, 2021, to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, and limitations, qualifications and other matters considered in connection with the preparation of such opinion, the Merger Consideration to be received by the holders of Company Common Stock (excluding the holders of any shares of Company Common Stock described in Section 3.1(a)(iii), the Rollover Shares and Dissenting Shares) pursuant to this Agreement is fair to such holders from a financial point of view in the aggregate. A true, complete and signed copy of such opinion shall be made available to Parent solely for informational purposes promptly following the receipt of such opinion by the Special Committee, and it is agreed and understood that such opinion is for the benefit of the Special Committee only and may not be relied on by Parent or Merger Sub or any director, officer or employee of Parent or Merger Sub.

Section 4.21    Related Party Transactions

. Except as disclosed in the Filed Company SEC Documents, neither the Company nor any Company Subsidiary is party to any transaction or arrangement under which any (a) present or former executive officer or director of the Company or any Company Subsidiary, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity of the Company or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon the Company or any Company Subsidiary or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

Section 4.22    Takeover Laws. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of anti-takeover statute or regulation or any anti-takeover provision in the certificate of incorporation or bylaws of the Company is, and the Company has no rights plan, “poison pill” or similar agreement that is, applicable to this Agreement, the Merger or the other transactions contemplated hereby and the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the Merger.

Section 4.23    International Trade and Anti-Corruption.

(a)    Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries, nor any of their respective officers, directors, nor to the Knowledge of the Company, any employee or agent or other third party representative acting on behalf of the Company or any of the Company Subsidiaries, (a) is currently, or has since January 31, 2019: (i) been a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, or (iv) otherwise in violation of Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Control Laws"); or (b) has at any time (i) made or accepted any unlawful payment or given, received, offered, promised, or authorized or agreed to give or receive, any money, unlawful advantage or thing of value, directly or indirectly, to or from any employee or official of any Governmental Entity or any other Person in violation of Anti-Corruption Laws; or (ii) otherwise been in violation of any Anti-Corruption Laws.

(b)    Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries have, in connection with or relating to the business of the Company or any of the Company Subsidiaries, received from any Governmental Entity or any Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Entity; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing in each case, related to Trade Control Laws or Anti-Corruption Laws. The Company and the Company Subsidiaries have in place written policies, procedures and internal controls, including an internal accounting controls system, that are reasonably designed to ensure compliance with applicable Trade Control Laws and Anti-Corruption Laws.

Section 4.24    No Other Representations or Warranties; Reliance Disclaimer. The Company acknowledges and agrees that, except for the representations and warranties set forth in Article V and in any Ancillary Agreement, none of Parent, the Parent Subsidiaries or any other Person acting on behalf of Parent or the Parent Subsidiaries, makes or has made any express or implied representation or warranty with respect to Parent or the Parent Subsidiaries or with respect to any other information provided to the Company or any of its Affiliates or its and their respective Representatives by or on behalf of Parent or the Parent Subsidiaries in connection with the Transactions. The Company, on its own behalf and on behalf of its Affiliates and its and their respective Representatives, disclaims reliance on any representations or warranties or other information provided to them by Parent or the Parent Subsidiaries or their respective Representatives or any other Person except for the representations and warranties expressly set forth in Article V and in any Ancillary Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent to the Company as of the date hereof (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1    Organization, General Authority and Standing. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction). Each of Parent and Merger Sub (a) has full power and authority necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of Parent’s Organizational Documents.

Section 5.2    Capitalization and Business Conduct of Merger Sub.

(a)    All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, free and clear of all Liens. There are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units or Contracts to which Merger Sub is a party or by which Merger Sub is bound obligating Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, Merger Sub.

(b)    Merger Sub was incorporated on June 17, 2021. Since its incorporation, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions, including the Financing. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

Section 5.3    Authority; Execution and Delivery; Enforceability.

(a)    The adoption, execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which they are a party and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Each of Parent and Merger Sub has duly executed and delivered this Agreement and the Ancillary Agreements to which they are a party, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity).

(b)    The Parent Board, acting pursuant to written resolutions, (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Parent and Parent’s stockholders and (ii) adopted, approved and declared advisable this Agreement.

(c)    No vote of holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the consummation by Parent and Merger Sub of the Merger and the other Transactions.

(d)    The Merger Sub Board (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Parent, Merger Sub’s sole stockholder, (ii) adopted this Agreement and approved and declared advisable this Agreement and the Transactions and (iii) recommended that Parent, as the sole stockholder of Merger Sub, approve this Agreement and the Transactions. Parent, as the sole stockholder of Merger Sub, has executed and delivered a unanimous written consent of the sole stockholder of Merger Sub approving this Agreement and the Transactions, such approval to be effective immediately following the execution and delivery of this Agreement.

Section 5.4    No Conflicts; Consents.

(a)    The execution and delivery by Parent and Merger Sub of this Agreement, do not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or the Parent Subsidiaries under, any provision of (i) the Organizational Documents of Parent or any Parent Subsidiary, (ii) any Parent Permit or any Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 5.4(b) and Section 6.3(a), any Law applicable to Parent or the Parent Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)    No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act and the Austrian Cartel Act 2005, (ii) the filing with the SEC of (A) the Proxy Statement, (B) the Schedule 13E-3, and (C) such reports under the Exchange Act and the Securities Act as may be required in connection with this Agreement or the Transactions, (iii) the filing of the Certificate of Merger with the Delaware Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which Parent or Merger Sub is qualified to do business, and (iv) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.5    Financing.

(a)    Parent has delivered to the Company a true, complete and correct copy of an executed commitment letter dated as of the date hereof (including all exhibits, schedules, annexes and, so long as in accordance with Section 6.16, amendments thereto, the “Equity Commitment Letter”) from the Equity Financing Source, pursuant to which the Equity Financing Source has committed to provide, subject only to the terms and conditions set forth therein, equity financing for the Transactions in the aggregate amount set forth therein (the “Financing”). The Equity Commitment Letter provides that the Company is a third-party beneficiary thereof. The Equity Commitment Letter, in the form so delivered to the Company, is in full force and effect and is a legal, valid and binding obligation of Parent and the Equity Financing Source, fully and specifically enforceable against the parties thereto in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity).

(b)    As of the date of this Agreement, the commitment set forth in the Equity Commitment Letter is in full force and effect, such commitment has not been amended or modified (except as permitted by Section 6.16(a)) and, to the Knowledge of Parent, no such amendment or modification is contemplated or pending. Other than the Equity Commitment Letter, as of the date of this Agreement there are no other agreements, side letters or arrangements to which Parent is a party relating to the funding or investing, as applicable, of the Financing that could affect the availability of the Financing or any portion thereof on the Closing Date. As of the date of this Agreement, neither Parent nor Merger Sub is in breach of any of the terms or conditions set forth in the Equity Commitment Letter, and, as of the date of this Agreement, to the Knowledge of Parent, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach, default or failure to satisfy any condition precedent set forth therein. As of the date of this Agreement, the Equity Financing Source has not notified Parent of its intention to terminate any commitment set forth in the Equity Commitment Letter or not to provide the Financing. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Equity Commitment Letter as disclosed to the Company prior to the date hereof. As of the date of this Agreement and assuming satisfaction of the conditions set forth in Section 7.1 and Section 7.3, Parent has no reason to believe that it will be unable to satisfy on a timely basis any conditions to the funding of the full amount of the Financing to be satisfied by it, or that the Financing will not be available to Parent on the Closing Date. Parent acknowledges and agrees that its obligation to consummate the Transactions, is not and will not be subject to the receipt by Parent or Merger Sub of any financing or the consummation of any other transaction.

(c)    The aggregate proceeds contemplated by the Equity Commitment Letter are sufficient to enable Parent to (i) consummate the Transactions upon the terms contemplated by this Agreement, (ii) pay all of the Merger Consideration payable in respect of all shares of Company Common Stock (excluding any Rollover Shares) in the Merger pursuant to this Agreement, (iii) pay all other amounts payable pursuant to any provision of this Agreement (including all amounts payable at or in connection with the Closing in respect of Company SARs, Company RSUs and Company PSUs under this Agreement), (iv) pay all Indebtedness, liabilities and other obligations of the Company contemplated to be funded by Parent under by this Agreement, and (v) pay all related fees and expenses associated with the Transactions or the Equity Commitment Letter incurred by Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates and required to be paid at the Closing by such party (the “Required Amount”).

(d)    Without limiting Section 9.9, in no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 5.6    Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders (as applicable), contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

Section 5.7    Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any Parent Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.8    Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than the Person set forth on Section 5.8 of the Parent Disclosure Letter, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates.

Section 5.9    Ownership of Company Common Stock. None of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company, and none of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Company Common Stock, except pursuant to this Agreement and the Contribution Agreement (as applicable). None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last three years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

Section 5.10    Solvency. None of the Parent or Merger Sub is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Parent, Merger Sub or any of their respective Subsidiaries or Affiliates or of the Company or any of its Subsidiaries. Assuming (a) satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, and (b) (i) the accuracy of the representations and warranties set forth in Article IV and (ii) the performance by the Company and its Subsidiaries of the covenants and agreements contained in this Agreement, and after giving effect to the transactions contemplated hereby, any debt financing obtained in connection with the transactions contemplated hereby and the payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, including all of the Merger Consideration, any repayment or refinancing of debt contemplated in this Agreement and payment of all related fees and expenses of the Parent and Merger Sub, the Parent, the Surviving Corporation and their respective Subsidiaries, on a consolidated basis, will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby.

Section 5.11    Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed guarantee of the Guarantor, dated as of the date of this Agreement, in favor of the Company (the “Guarantee”). The Guarantee is (a) a legal, valid and binding obligation of the Guarantor, (b) enforceable against the Guarantor in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity) and (c) in full force and effect and has not been (and will not be, except in accordance with the terms thereof) amended or modified. As of the date hereof, there is no default or breach under the Guarantee by the Guarantor, and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Guarantor under such Guarantee.

Section 5.12    Absence of Certain Arrangements. None of Parent, Merger Sub, nor any of their affiliates has entered into any Contract with any bank or investment bank or other potential provider of debt or equity financing on an exclusive basis in connection with any transaction involving the Company (or otherwise on terms that would prohibit such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or any of the Subsidiaries), except for such actions to which the Company has previously agreed in writing. Other than this Agreement, the Guarantee, the Contribution Agreement, the Support Agreement and the Confidentiality Agreement, as of the date hereof, there are no Contracts or any commitments to enter into any Contract between Parent, Merger Sub or any of their respective controlled affiliates, on the one hand, and any director, officer, employee or stockholder of the Company, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Surviving Corporation after the Effective Time.

Section 5.13    No Other Representations or Warranties; Reliance Disclaimer. Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties set forth in Article IV and in any Ancillary Agreement to which it is a party, none of the Company or any other Person acting on behalf of the Company, makes or has made any express or implied representation or warranty with respect to the Company or the Company Subsidiaries or with respect to any other information provided to Parent or any of its Affiliates or its and their respective Representatives by or on behalf of the Company or the Company Subsidiaries in connection with the Transactions. Each of Parent and Merger Sub, on its own behalf and on behalf of its Affiliates and its and their respective Representatives, disclaims reliance on any representations or warranties or other information provided to them by the Company or the Company Subsidiaries or their respective Representatives or any other Person except for the representations and warranties expressly set forth in Article IV and in any Ancillary Agreement to which it is a party. Without limiting the generality of the foregoing, each of Parent and Merger Sub, on its own behalf and on behalf of its Affiliates and its and their respective Representatives, acknowledges and agrees that none of the Company, the Company Subsidiaries or any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives), or Parent’s or Merger Sub’s (or such Representatives’) use of, or the accuracy or completeness of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the Merger.

ARTICLE VI

COVENANTS

From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, the Company hereby covenants to and agrees with Parent and Merger Sub, and Parent and Merger Sub hereby covenant to and agree with the Company, that:

Section 6.1    Conduct of Business by the Company.

During such period, and except (i) as expressly permitted or required by this Agreement, (ii) as may be required by applicable Law or pursuant to the terms of any Company Benefit Plan as in effect on the date hereof, (iii) for any actions taken reasonably and in good faith in response to COVID-19 or COVID-19 Measures, (iv) as set forth in Section 6.1 of the Company Disclosure Letter or (v) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed):

(a)    the Company shall, and shall cause each Company Subsidiary to (A) use its reasonable best efforts to conduct its business and the business of the Company Subsidiaries in the ordinary course in all material respects, and, to the extent consistent therewith, (B) use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, officers, employees and business associates (it being agreed that no action or omission by the Company or any Company Subsidiary with respect to a matter specifically addressed by any provision of Section 6.1(b) will be deemed a breach of this Section 6.1(a)).

(b)    Without limiting the foregoing, and subject to clauses (i) through (v) above, the Company will not and will cause each Company Subsidiary not to:

(i)        issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional Rights other than the issuance of Company Common Stock in respect of the vesting, settlement or exercise of Company RSUs, Company PSUs and Company SARs outstanding as of the date hereof and other than in accordance with Section 6.1(b)(xii);

(ii)       (A) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (B) repurchase, redeem or otherwise acquire, or permit any Company Subsidiary to purchase, redeem or otherwise acquire, any membership, partnership or other equity interests or Rights, except as required by the terms of the Company Stock Plans and any related award agreements outstanding and in effect as of the date hereof in accordance with their terms as in effect on the date hereof or to satisfy any Tax withholding obligations of the holder thereof or as required by the terms of its securities outstanding on the date of this Agreement (or granted following the date of this Agreement in accordance with this Agreement) or by any Company Benefit Plan;

(iii)      (A) sell, lease, sublease, license, sublicense, abandon, waive, relinquish, transfer, pledge, abandon, assign, swap, mortgage or otherwise dispose of or subject to any Lien all or any material portion of its assets, businesses or properties other than (1) any sales, leases, or dispositions of assets (other than Intellectual Property) in the ordinary course of business consistent with past practice, including the factoring of receivables in the ordinary course of business consistent with past practice or (2) any distributions expressly permitted under Section 6.1(b)(iv) or (3) any non-exclusive licenses or sublicenses of Intellectual Property granted to customers for the use of, or in connection with, Company products in the ordinary course of business consistent with past practice; (B) acquire (by merger or otherwise) or lease any assets or all or any portion of (or interests in) the business or property of any other entity; provided that, for the avoidance of doubt, this shall not restrict purchases of products or supplies by the Company and its Subsidiaries in the ordinary course of business; (C) merge, consolidate or enter into any other business combination transaction with any Person (other than as permitted by the foregoing clause (B)); or (D) convert from a limited partnership, limited liability company or corporation, as the case may be, to any other business entity;

(iv)       make or declare dividends or distributions (whether in cash, assets, stock, other securities or otherwise) to (A) the holders of Company Common Stock or any Company Subsidiary or (B) any other equityholders or Rights holders of the Company or any Company Subsidiary (other than any dividend or distribution from a wholly owned Company Subsidiary to the Company or to any other wholly owned Company Subsidiary);

(v)        amend the Company’s or any Company Subsidiary’s Organizational Documents as in effect on the date of this Agreement;

(vi)       enter into any Company Specified Contract that is outside the ordinary course of business;

(vii)      modify, amend, terminate or assign, or waive or assign any rights under, any Company Specified Contract in any material manner;

(viii)    waive, release, assign, settle or compromise any material Proceeding or settle or compromise any Proceeding if such settlement or compromise (A) involves a material conduct remedy or material injunctive or similar relief, (B) involves an admission of criminal wrongdoing by the Company or any Company Subsidiary, (C) has in any material respect a restrictive impact on the business of the Company or any Company Subsidiary or (D) involving the payment of more than $1,000,000;

(ix)       implement or adopt any change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP;

(x)        fail to use commercially reasonable efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present;

(xi)      (A) make, change, revoke, rescind, or otherwise modify any material election relating to Taxes, (B) settle, consent to, or compromise any material Proceeding, audit or controversy relating to material Taxes, (C) amend any Tax Return in any material respect, (D) enter into any closing agreement with respect to any material Tax, (E) surrender any right to claim a material Tax refund, (F) adopt, change, or otherwise modify any material Tax accounting period or any Tax accounting method, (G) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment; or (H) incur any material Tax liability outside the ordinary course of business or fail to pay any income or other material Tax (including any estimated Tax) that becomes due and payable;

(xii)     except as required by applicable Law, expressly required or permitted by this Agreement or required by the terms of any Company Benefit Plan, (A) grant or commit to grant to any current or former director, officer, employee, contractor, consultant or service provider any increase in cash compensation, bonus or fringe or other benefits, other than with respect to employees who are not directors or executive officers in the ordinary course of business consistent with past practice or in connection with the Company’s or any Company Subsidiary’s annual merit-based compensation review process or discretionary bonus practices, provided, that no such increase shall exceed 5% of an individual’s annual cash compensation, (B) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting or payment of any compensation or benefits under, any Company Benefit Plan, except for amendments to Company Benefit Plans made in the ordinary course of business consistent with past practice that do not materially increase the expense of maintaining such plan, (C) grant or amend any equity or equity-based awards except amendments required by existing Company Stock Plans, (D) other than in the ordinary course of business consistent with past practice with respect to non-officer employees, contractors, consultants or service providers, enter into any employment, consulting, change in control, retention or severance agreement with, or grant or provide any severance, change in control, or retention payments or benefits to, any current or former director, officer, employee, contractor, consultant or service provider, (E) hire any officer, employee, contractor or consultant, other than individuals with an annual base salary less than $300,000, or, other than in the ordinary course of business consistent with past practice, terminate the employment or services (other than for cause) of any officer, employee, contractor, consultant or service provider with an annual base salary more than $300,000, or (F) take any action to accelerate the vesting or payment date of any Company equity awards or accelerate the vesting or payment of any compensation or benefits, or the funding of any compensation or benefits, payable, provided or to become payable or provided under a Company Benefit Plan or otherwise;

(xiii)    (A) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities in the ordinary course of business consistent with past practice, (B) redeem, repurchase, cancel or otherwise acquire any Indebtedness (directly, contingently or otherwise), (C) other than with respect to the existing revolving credit facilities, create any material Lien that is not a Permitted Lien on its property or the property of any Company Subsidiary in connection with any pre-existing Indebtedness, new Indebtedness or lease or (D) make or commit to make any capital expenditures except in the ordinary course of business consistent with past practice;

(xiv)     enter into any transaction or Contracts with any Affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC;

(xv)      authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(xvi)     make any loans, advances or capital contributions to, or investments in, any Person (other than the Company or any wholly owned Company Subsidiary or in connection with indemnification and advancement rights of the Company’s directors and officers) other than loans, advances or capital contributions in the form of trade credit granted to customers in the ordinary course of business consistent with past practice;

(xvii)    disclose any material source code or material trade secrets to any Person, except in the ordinary course of business consistent with past practice and pursuant to a non-disclosure agreement;

(xviii)    unless required by Law, recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries;

(xix)     implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws;

(xx)      waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor; or

(xxi)     agree or commit to do anything prohibited by clauses (i) through (xx) of this Section 6.1(b).

Section 6.2    Conduct of Business by Parent and Merger Sub. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, and except (i) as expressly permitted or required by this Agreement, (ii) as may be required by applicable Law, (iii) as set forth in Section 6.2 of the Parent Disclosure Letter or (iv) with the prior written consent of the Company (which consent will not be unreasonably withheld, conditioned or delayed), neither Parent nor Merger Sub shall, and shall not permit any of its Affiliates to, (a) take any action the result of which would reasonably be expected to materially and adversely impair or materially delay the consummation of the Transactions or (b) authorize any of, or commit or agree, in writing or otherwise, to take any such action.

Section 6.3    Efforts to Consummate the Merger.

(a)    Subject to the terms and conditions of this Agreement, the Company, on the one hand, and each of Parent and Merger Sub, on the other hand, will cooperate with the Other Party and use (and will cause their respective Subsidiaries to use) its reasonable best efforts to (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, as promptly as practicable, the Merger, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including filing any Notification and Report Form required pursuant to the HSR Act and the Austrian Cartel Act 2005 within ten (10) Business Days following the execution of this Agreement and to request early termination of the applicable waiting period, (ii) obtain promptly all Consents, clearances, expirations or terminations of waiting periods, registrations, authorizations and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the Merger and (iii) defend any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed. Parent will be responsible for the payment of any filing fees under the HSR Act and the Austrian Cartel Act 2005 in connection with the Transactions.

(b)    Each of the Parties hereto will use reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing to or submission with any Governmental Entity in connection with the Transactions and in connection with any Proceeding by or before any Governmental Entity relating to the Merger, including any Proceeding initiated by a private Person, (ii) promptly inform the Other Party of (and supply to the Other Party) any material communication received by such Party from, or given by such Party to any Governmental Entity and any material communication received or given in connection with any Proceeding by a private Person, in each case regarding the Merger, (iii) permit the Other Party to review in advance and incorporate their reasonable comments in any communication to be given by it to any Governmental Entity with respect to any investigations or reviews under any Law in connection with the Transactions and (iv) to the extent practicable, consult with the Other Party in advance of any material meeting, written communications or teleconference with any Governmental Entity or, in connection with any Proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Entity or other Person, give the Other Party the opportunity to attend and participate in such meetings and teleconferences. Subject to Section 6.7, the Parties will take reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.3 in a manner so as to preserve the applicable privilege. Any Party may share information with any Other Party on an “outside counsel only” basis. Nothing in this Agreement shall obligate the Parties to share any information covered by the attorney client privilege, work product doctrine or other similar privilege.

(c)    Each Party agrees to use reasonable best efforts to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve any objections that a Governmental Entity may assert under any Antitrust Law with respect to the Transactions, and to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Entity with respect to the Merger, in each case, so as to enable the Closing to occur as promptly as practicable. Notwithstanding anything to the contrary in this Agreement, the Parties’ reasonable best efforts to consummate the Transactions shall not include doing or agreeing to do, or causing their Affiliates to do or agree to do (and the Company and its Subsidiaries shall not, without the prior written consent of Parent, do or agree to do), any and all of the following: (i) selling, divesting or otherwise disposing of or holding separate, or placing any restrictions on, any of their or their Affiliates’ assets, properties, licenses, products, product lines, rights, services, businesses, voting securities or other operations or interests therein or (ii) effecting behavioral limitations, or other restrictions or commitments with respect to any such assets, properties, licenses, products, product lines, rights, services, businesses, voting securities or other operations or interests or Person, including Parent and Merger Sub and their respective Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, in each case, if such limitation or other restriction or commitment, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on the business, properties, assets, operations or financial condition of the Company and its Subsidiaries, taken as a whole.

(d)    In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.3, and subject to Section 6.3(c), if any Proceeding, is instituted (or threatened to be instituted) challenging the Merger as violative of any Antitrust Law, each of Parent and the Company will cooperate and use reasonable best efforts to contest, defend, appeal and resist any such Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, and to have vacated, lifted, reversed or overturned any Judgment, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger. Notwithstanding anything in this Agreement to the contrary, the Parties shall not be required to take any action with respect to any order or any applicable Law or in order to obtain any approval or resolve any objection or impediment under any Antitrust Law which is not conditioned upon the consummation of the Merger.

Section 6.4    No Solicitation by the Company and Company Change in Recommendation.

(a)    Except as expressly permitted by this Section 6.4, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company will not and will cause the Company Subsidiaries and its and their respective directors and officers not to, and will instruct and use reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly (i) initiate, solicit or knowingly encourage or knowingly facilitate the making of any Company Acquisition Proposal or any other offer or proposal that would reasonably be expected to lead to a Company Acquisition Proposal, (ii) other than informing third parties of the existence of the provisions contained in this Section 6.4 and engaging in discussions with any Person or group or their respective Representatives who has made a Company Acquisition Proposal solely for the purpose of clarifying the terms of such Company Acquisition Proposal or determining whether such Person intends to provide any documents (or additional documents) containing the terms and conditions of such Company Acquisition Proposal, engage in, continue or otherwise participate in negotiations or discussions with, or furnish any non-public information concerning the Company or any of the Company Subsidiaries to, any third party in connection with a Company Acquisition Proposal or (iii) enter into any acquisition agreement, letter of intent, agreement in principle or similar agreement with respect to a Company Acquisition Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to grant waivers of, and not enforce, any standstill provision or similar provision that has the effect of prohibiting the counterparty thereto from making an unsolicited Company Acquisition Proposal. Subject to the terms of this Section 6.4, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company will, and will cause the Company Subsidiaries and its and their respective officers and directors, and will instruct and use reasonable best efforts to cause its other Representatives to cease and cause to be terminated any discussions or negotiations with any Person and its Representatives that would be prohibited by this Section 6.4, request the prompt return or destruction of all non-public information concerning the Company and the Company Subsidiaries theretofore furnished to any such Person with whom a confidentiality agreement with respect to an actual or potential Company Acquisition Proposal was entered into at any time within 12 months immediately preceding the date of this Agreement and will (i) cease providing any further information with respect to the Company or any Company Acquisition Proposal to any such Person or its Representatives; and (ii) terminate all access granted to any such Person and its Representatives to any physical or electronic data room (or any other diligence access).

(b)    Notwithstanding anything to the contrary contained in this Agreement, if prior to obtaining the Company Stockholder Approval the Company receives a bona fide written Company Acquisition Proposal (which Company Acquisition Proposal was made after the date of this Agreement and did not result from a breach in any material respect of this Section 6.4), and the Special Committee determines in good faith, after consultation with its financial advisor and outside counsel, that (I) such Company Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Company Superior Proposal and (II) the failure to take the actions contemplated by this Section 6.4(b) would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law, then the Special Committee, the Company and their respective Representatives may, subject to compliance with this Section 6.4, do any or all of the following: (i) furnish any information (including non-public information) or access thereto to any third party making such Company Acquisition Proposal (and its Representatives and potential financing sources); provided that (A) prior to furnishing any such information or access, the Company has received from such third party an executed Company Acceptable Confidentiality Agreement and (B) any such non-public information so furnished has been previously provided or made available to Parent or is provided or made available to Parent promptly (and in any event no later than twenty-four (24) hours) after it is so furnished to such third party, (ii) participate or engage in negotiations or discussions with the Person or group making such Company Acquisition Proposal and its Representatives and potential financing sources regarding such Company Acquisition Proposal.

(c)    Except as set forth in this Section 6.4, neither the Company Board nor any committee thereof (including the Special Committee) shall (i) (A) withdraw (or modify, amend or qualify in a manner adverse to Parent), or propose publicly to withdraw (or modify, amend or qualify in a manner adverse to Parent), the Company Board Recommendation (it being understood that it shall be considered adverse to Parent if (1) any Company Acquisition Proposal structured as a tender or exchange offer is commenced and the Special Committee and the Company Board fails to publicly recommend against acceptance of such tender or exchange offer by the Company’s stockholders within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (2) any Company Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer) and the Special Committee and the Company Board fail to issue a public press release within five (5) Business Days of such public announcement providing that the Special Committee and the Company Board reaffirm the Company Board Recommendation), (B) fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than two (2) separate occasions plus one more time for each time a Company Acquisition Proposal or material modification thereto shall have become publicly known), (C) fail to include the Company Board Recommendation in the Proxy Statement, or (D) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Change in Recommendation”) or (ii) approve or recommend or propose publicly to approve or recommend, or enter into, any acquisition agreement, letter of intent, agreement in principle or similar agreement with respect to a Company Acquisition Proposal, other than a Company Acceptable Confidentiality Agreement (a “Company Alternative Acquisition Agreement”).

(d)    Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Company Stockholder Approval, the Company Board, upon the recommendation of the Special Committee, may make a Company Change in Recommendation in response to a Company Intervening Event if (i) the Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the its fiduciary duties under applicable Law, (ii) (A) the Company shall have provided Parent with at least four (4) Business Days written notice prior to making any such Company Change in Recommendation, which notice shall describe the Company Intervening Event in reasonable detail and which notice shall not itself constitute a Company Change in Recommendation and (B) if requested by Parent in good faith, during such four (4) Business Day period after providing such notice, negotiate in good faith with respect to any revisions to the terms of this Agreement proposed by Parent so that a Company Change in Recommendation would no longer be necessary and (iii) after giving effect to the revisions contemplated by the foregoing clause (ii) if any, after consultation with financial advisors and outside counsel, the Company Board, upon the recommendation of the Special Committee, shall have determined in good faith that failure to make the Company Change in Recommendation in response to such Company Intervening Event, would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law. For the avoidance of doubt, the provisions of this Section 6.4(d) shall also apply to any material change in the event, occurrence or fact relating to such Company Intervening Event and require a new notice from the Company pursuant to Section 6.4(d), except that the references to four (4) Business Days in this Section 6.4(d) shall be deemed to be two (2) Business Days.

(e)    Notwithstanding anything to the contrary contained in this Agreement, at any time prior to receipt of the Company Stockholder Approval if, in response to a bona fide written Company Acquisition Proposal made after the date of this Agreement and not withdrawn that did not result from a breach in any material respect of this Section 6.4, the Special Committee determines in good faith (after consultation with its financial advisors and outside counsel) that (i) such Company Acquisition Proposal constitutes a Company Superior Proposal and (ii) the failure to make the Company Change in Recommendation or terminate this Agreement pursuant to Section 8.1(h) would reasonably be expected to be inconsistent with the Company Board’s fiduciary obligations under applicable Law, (A) subject to compliance with Section 6.4(f), the Company Board, upon the recommendation of the Special Committee, may make a Company Change in Recommendation or (B) the Company may terminate this Agreement pursuant to Section 8.1(h) in order to enter into a Company Alternative Acquisition Agreement with respect to such Company Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.1(h) unless the Company (x) has complied with its obligations under Section 6.4(f), (y) pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 8.4(c) prior to or concurrently with to such termination and (z) concurrently with such termination, enters into a definitive Company Alternative Acquisition Agreement that documents the terms and conditions of such Company Superior Proposal.

(f)    Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be entitled to make a Company Change in Recommendation pursuant to Section 6.4(e) or terminate this Agreement pursuant to Section 8.1(h) unless (x) the Company shall have provided to Parent four (4) Business Days prior written notice (the “Company Superior Proposal Notice”), which notice shall not constitute a Company Change in Recommendation, advising Parent that the Company intends to take such action (and the material terms and conditions of any such Company Superior Proposal), the identity of the Person making such Company Acquisition Proposal and copies of all definitive or proposed agreements or other material documents submitted in connection therewith and (y):

(i)     during the four (4) Business Day period, if requested in writing by Parent in good faith, the Company and its Representatives shall have engaged in good faith negotiations with Parent regarding changes to the terms of this Agreement intended by Parent to cause such Company Acquisition Proposal to no longer constitute a Company Superior Proposal; and

(ii)    the Company Board shall have considered any adjustments to this Agreement that may be proposed in writing by Parent (the “Parent Proposed Changed Terms”) no later than 11:59 p.m., New York City time, on the fourth (4th) Business Day of such four (4) Business Day period and, upon the recommendation of the Special Committee, shall have determined in good faith (after consultation with its financial advisors and outside counsel) that the Company Superior Proposal would continue to constitute a Company Superior Proposal if such Parent Proposed Changed Terms were to be given effect, and that the failure to make the Company Change in Recommendation or terminate this Agreement pursuant to Section 8.1(h) would reasonably be expected to be inconsistent with the fiduciary obligations of the Company Board under applicable Law.

For the avoidance of doubt, any (1) material revisions to the terms of a Company Superior Proposal or (2) material revisions to a Company Acquisition Proposal that the Company Board had determined no longer constitutes a Company Superior Proposal, shall constitute a new Company Acquisition Proposal and shall in each case require the Company to deliver to Parent a new Company Superior Proposal Notice, except that the references to four (4) Business Days in this Section 6.4(f) shall be deemed to be two (2) Business Days.

(g)    The Company shall promptly (and in any event within 24 hours after receipt) advise Parent in writing in the event that the Company receives any Company Acquisition Proposal or any inquiry, proposal or request for information that could reasonably be expected to lead to a Company Acquisition Proposal, and in connection with such notice, provide to Parent the material terms and conditions (including the identity of the third party making any such Company Acquisition Proposal) of any such Company Acquisition Proposal. The Company shall (i) keep Parent reasonably informed on a current basis of the status and material terms of any such Company Acquisition Proposal (including, prior to furnishing any information or to participating in any discussions or negotiations pursuant to Section 6.4(b), advising Parent of any determination by the Company Board pursuant to Section 6.4(b)) and any discussions and negotiations concerning the material terms and conditions thereof and (ii) provide to Parent as soon as practicable (and in any event within 24 hours after receipt) any written indication of interest (or amendment thereto) or any written material that constitutes an offer (or amendment thereto) including copies of any proposed Company Alternative Acquisition Agreements.

(h)    Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through their respective Representatives, from (i) taking and disclosing to the stockholders of the Company any position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any disclosure to the stockholders of the Company that is required by Law or with respect to which the Special Committee or the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided that this Section 6.4(h) shall not be deemed to permit the Company Board to make a Company Change in Recommendation except to the extent permitted by Section 6.4(d) – (f). For the avoidance of doubt, no statement or disclosure that includes the reaffirmation of the Company Board Recommendation shall be deemed to be a Company Change in Recommendation.

(i)     The Company agrees that any material breach of this Section 6.4 by any of the senior employees of its Representatives (acting as such) shall be deemed to be a breach of this Agreement by the Company.

Section 6.5     Preparation of Proxy Statement; Schedule 13E-3.

(a)    Parent will promptly furnish to the Company such data and information relating to Parent and Merger Sub as the Company may reasonably request for the purpose of including such data and information in the Proxy Statement and any amendments or supplements thereto used by the Company to obtain Company Stockholder Approval, and Parent and Merger Sub shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC.

(b)    As promptly as reasonably practicable after the execution of this Agreement, (i) the Company shall prepare in preliminary form and cause to be filed with the SEC a Proxy Statement relating to the matters to be submitted to the holders of Company Common Stock at the Company Stockholders Meeting and (ii) the Company and Parent shall jointly prepare and file with the SEC the Schedule 13E-3. The Company will advise Parent promptly after it receives notice thereof, of any request by the SEC for amendment of, or comments on, the Proxy Statement or the Schedule 13E-3 and responses thereto or requests by the SEC for additional information. Prior to the filing of the Proxy Statement or the Schedule 13E-3 (or, in each case, any amendment or supplement thereto) or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company or Parent, as applicable, shall provide the other party with a reasonable opportunity to review and to propose comments on such document or response, which the Company or Parent, as applicable, shall consider in good faith.

(c)    If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Subsidiaries, Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 (as applicable), so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the Other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(d)    Parent and the Company shall make all necessary filings with respect to the Transactions under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder.

Section 6.6     Company Stockholders Meeting.

(a)    The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Proxy Statement and Schedule 13E-3 by the SEC; Except as otherwise expressly permitted by Section 6.4, the Company shall (i) through the Company Board, recommend, including through a recommendation in the Proxy Statement, that the stockholders of the Company vote in favor of the adoption of this Agreement, and (ii) solicit from stockholders of the Company proxies in favor of the adoption of this Agreement. Notwithstanding anything to the contrary contained in this Agreement (except for the sentence immediately following this sentence), the Company (i) shall be required to adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement is, if required by applicable Law, provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholders Meeting or (B) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders Meeting and (ii) may adjourn or postpone the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval; provided, however, that unless otherwise agreed to by the Parties, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than twenty (20) Business Days after the date for which the meeting was previously scheduled (it being understood that such Company Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Company Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); provided, further that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the Outside Date. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Stockholders Meeting to a date no later than the second Business Day after the expiration of the periods contemplated by Section 6.4(d) or Section 6.4(f). Unless this Agreement has been terminated in accordance with its terms, the Company’s obligations to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.6 shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Company Superior Proposal or Company Acquisition Proposal. If requested by Parent, the Company shall promptly provide to Parent all voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representatives.

(b)    Immediately after the execution of this Agreement, the written consent of Parent, as sole stockholder of Merger Sub, duly approving this Agreement and the Transactions, in accordance with applicable Law and the Organizational Documents of Merger Sub shall have become effective, and Parent shall deliver to the Company evidence of such action by written consent so approving this Agreement and the Transactions. Without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting.

Section 6.7     Access to Information; Confidentiality.

(a)    From the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with its terms, and subject to applicable Law, upon reasonable prior notice, the Company shall, and shall cause each of the Company Subsidiaries to afford to Parent and Parent’s Representatives reasonable access during normal business hours to all of the Company’s and the Company Subsidiaries’ officers, senior executives, properties, Contracts, books and records. The Company shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities Laws and (ii) all other relevant information concerning the Company’s and the Company Subsidiaries’ business, properties and personnel, in each case, as Parent may reasonably request in connection with the Merger and this Agreement. Notwithstanding the foregoing provisions of this Section 6.7(a), the Company shall not be required to, or to cause any of the Company Subsidiaries to, grant such access if the Company reasonably determines that it would (A) disrupt or impair in any material respect the business or operations of the Company or any of the Company Subsidiaries, (B) constitute a violation of any Contract with respect to confidentiality or non-disclosure obligations owing to a third party (including any Governmental Entity) to which the Company or any of the Company Subsidiaries is a party, (C) constitute a violation of any applicable Law, (D) result in the disclosure of any trade secrets or other confidential business information, (E) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (F) compromise the health or safety of any employee of the Company or any Company Subsidiary in light of COVID-19 (taking into account any COVID-19 Measures); provided that, if permitted by applicable Law, the Company shall, give notice to Parent of the fact that it is withholding such information or documents and the Company will use commercially reasonably efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All information exchanged pursuant to this Section 6.7 shall be subject to the confidentiality agreement dated as of April 8, 2021, between an affiliate of Parent and the Company (the “Confidentiality Agreement”). Notwithstanding the foregoing, Parent and its Representatives will not be permitted to perform any invasive or intrusive environmental sampling of ambient or indoor air, soil, groundwater or any other environmental media with respect to any property of the Company or its Subsidiaries without the Company’s prior written consent, which may be withheld in the Company’s sole and absolute discretion.

(b)    No investigation pursuant to this Section 6.7 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(c)    The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder; provided, however, that, notwithstanding Section 2 of the Confidentiality Agreement, the Company may provide Evaluation Materials (as defined in the Confidentiality Agreement) furnished by the Company to Parent pursuant to the Confidentiality Agreement to the financing sources in connection with the financing of the Transactions, subject solely to receiving customary confidentiality undertakings by such financing sources, and that each such financing source shall be considered a “Representative” of Parent under the Confidentiality Agreement.

Section 6.8    Public Statements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Parent and the Company will not, and each of the foregoing will use reasonable best efforts to cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the Transactions, without the prior written consent of the Other Party (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, (a) a Party or its Representatives may issue a public announcement or other public disclosures required by Law or the rules of any stock exchange upon which such Party’s or its parent entity’s capital stock is traded; provided that such Party uses reasonable best efforts to afford the Other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comments regarding same, (b) a Party or its Representatives may issue any public announcement or make other public disclosure that is consistent with prior public announcements issued or public disclosures made in compliance with the second sentence of this Section 6.8 without the prior written consent of the Other Party, (c) Parent, Merger Sub and their Affiliates may issue disclosures or communications to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, provided, in each case such disclosures or communications are made in the ordinary course of business and subject to customary confidentiality restrictions, and (d) the second sentence of this Section 6.8 shall not apply with respect to a public announcement in connection with the receipt and existence of a Company Acquisition Proposal and the publication of any press release or announcement with respect to a Company Change in Recommendation made in accordance with Section 6.4.

Section 6.9     Takeover Laws. None of the Company, Parent or Merger Sub will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.

Section 6.10    Third-Party Approvals. Subject to the terms and conditions of this Agreement, Parent and the Company and their respective Subsidiaries will cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all Governmental Entities and third parties necessary to consummate the Transactions and to comply with the terms and conditions of such permits (including Environmental Permits), consents, approvals and authorizations and to cause the Merger to be consummated as expeditiously as practicable; provided, however, that the Company shall not be required under this Section 6.10 to compensate any third party, make any accommodation commitment or incur any liability or obligation to any third-party to obtain any such consent or approval, unless Parent or its Affiliates agree to compensate any such third-party on the Company’s behalf or to promptly reimburse the Company for any payments made or liabilities to any such third party, in each case in connection with obtaining such consents or approvals, and the Company shall not compensate or agree to compensate any such third-party, make any accommodation commitment or incur any liability or obligation to any such third party in connection with obtaining such consents or approvals without the prior written consent of Parent. Each of Parent and the Company has the right to review in advance, and, to the extent practicable, each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Entities in connection with the Transactions. In exercising the foregoing right, each of the Parties hereto agrees to act reasonably and promptly. Each Party hereto agrees that it will consult with the Other Party with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Transactions, and each Party will keep the Other Party apprised of the status of material matters relating to completion of the Transactions. This Section 6.10 shall not apply to (i) approval under Antitrust Laws or (ii) approval of the SEC of the Proxy Statement.

Section 6.11    Indemnification; Directors’ and Officers’ Insurance.

(a)    Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Company’s Organizational Documents, or, if applicable, the Company Subsidiaries’ Organizational Documents, for a period of six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to: (i) indemnify and hold harmless each person who is now, or has been or becomes at any time prior to the Effective Time, an officer or director of the Company or any Company Subsidiary and also with respect to any such Person, by reason of the fact such Person is or was a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other Benefit Plan or enterprise (regardless of whether such other entity or enterprise is affiliated with the Company) serving at the request of or on behalf of the Company or any Company Subsidiary and together with such Person’s heirs, executors or administrators (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by, and subject to the conditions and procedures set forth in, applicable Law in connection with any Proceeding and any losses, claims, damages, liabilities, costs, Indemnification Expenses, Judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within ten (10) days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Proceeding in advance of the final disposition of such Proceeding, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case without the requirement of any bond or other security ; provided, however, that, to the extent required by applicable Law, the payment of any Indemnification Expenses incurred by an Indemnified Party in advance of the final disposition of a Proceeding shall be made only upon delivery to the Surviving Corporation of an undertaking by or on behalf of such Indemnified Party to repay all amounts so paid in advance if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified. The indemnification and advancement obligations of the Surviving Corporation pursuant to this Section 6.11 extend to acts or omissions occurring at or before the Effective Time and any Proceeding relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions, including the consideration and approval thereof and the process undertaken in connection therewith and any Proceeding relating thereto), and all rights to indemnification and advancement conferred hereunder continue as to any Indemnified Party who has ceased to be a director or officer of the Company or any Company Subsidiary after the date of this Agreement and inure to the benefit of such person’s heirs, executors and personal and legal representatives. Any Indemnified Party wishing to claim indemnification or advancement of expenses under this Section 6.11(a), upon learning of any such Proceeding, shall notify the Surviving Corporation in writing (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 6.11(a), except to the extent such failure materially prejudices such party’s position with respect to such claims). As used in this Section 6.11: the term “Indemnification Expenses” means reasonable and documented out-of-pocket attorneys’ fees and expenses and all other reasonable and documented out-of-pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding for which indemnification is required to be provided pursuant to this Section 6.11(a), including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither Parent nor the Surviving Corporation will settle, compromise or consent to the entry of any Judgment in any actual or threatened Proceeding in respect of which indemnification has been sought by such Indemnified Party hereunder unless such settlement, compromise or Judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b)    Without limiting the foregoing, Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnified Parties as provided in the Company’s Organizational Documents or the Company Subsidiaries’ Organizational Documents will be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and will survive the Merger and continue in full force and effect in accordance with their terms.

(c)    Except to the extent required by applicable Law, and then only to the minimum extent required by Law, the Surviving Corporation’s Organizational Documents and each Company Subsidiary’s Organizational Documents will contain provisions no less favorable in any material respect with respect to indemnification, advancement of expenses, exculpation and limitations on liability of directors and officers than are set forth in the Company’s Organizational Documents and such Company Subsidiary’s Organizational Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification is required by Law, and then only to the minimum extent required by Law; provided, however, that any such modification shall be prospective only and shall not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to modification; provided, further, that all rights to indemnification in respect of any Proceeding made within such period continue until the disposition of such Proceeding.

(d)    The Company shall, on or prior to the Effective Time, purchase a 6-year tail policy with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in coverage and amount no greater than the policies currently in place so long as the total premiums paid would not exceed 300% of the last annual premiums paid for the Company’s directors’ and officers’ liability and fiduciary liability insurance policies; provided that if the aggregate cost would exceed that limit, the Company shall purchase as much coverage as reasonably practicable up to such limit.

(e)    If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and is not the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation assume the obligations set forth in this Section 6.11.

(f)      Parent will cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.11.

(g)    This Section 6.11 survives the consummation of the Merger and is intended to be for the benefit of, and to be enforceable by, the Indemnified Parties and their respective heirs and personal representatives, and will be binding on Parent, the Surviving Corporation and their respective successors and assigns.

Section 6.12    Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act.  Prior to taking the actions required by this Section 6.12, the Company will provide Parent copies of any resolutions or other documentation with respect to such actions and the Company shall give consideration to all reasonable additions, deletions or changes suggested thereto by Parent.

Section 6.13     Employee Matters.

(a)    For a period of one year after the Effective Time (the “Continuation Period”), Parent shall, and shall cause the Surviving Corporation to, provide to each employee of the Company and the Company Subsidiaries who is an employee of the Company or any Company Subsidiary immediately prior to the Effective Time (including, without limitation, any such employees who are on disability or other approved leave), other than an employee whose terms and conditions of employment are governed by a collective bargaining agreement (the “Continuing Employee”), for so long as the Continuing Employee is employed by the Surviving Corporation during the Continuation Period, (i) base cash compensation that is no less favorable than as in effect immediately prior to the Effective Time, (ii)  short-term bonus and short-term incentive opportunities (excluding any equity or equity-based compensation) that are no less favorable in the aggregate than those in effect immediately prior to the Effective Time, (iii) severance benefits to each Continuing Employee that are no less favorable than those under the Company Benefits Plan as in effect immediately prior to the Effective Time (including, but not limited to, the Company’s Change in Control Severance Policy, and any other severance policies) or Benefit Plans, programs, policies, agreements and arrangements of Parent or the Surviving Corporation as in effect at the time of termination of employment, whichever is greater and (iv) employee Benefit Plans and arrangements (other than defined benefit pension, retiree welfare, base cash compensation, short-term and long-term bonus and short-term and long-term incentive opportunities, nonqualified deferred compensation, change in control, equity and equity-based compensation and severance benefits) to Continuing Employees that are no less favorable in the aggregate to either those provided to the Continuing Employees as of the date hereof or those provided to similarly situated employees of Parent or any of its Affiliates.

(b)    Parent shall take commercially reasonable actions necessary or appropriate to permit each Continuing Employee to either continue to participate from and after the Closing Date for the Continuation Period in the Company Benefit Plans (excluding any equity or equity-based arrangements or any long-term incentive arrangements) in which such Continuing Employee participated immediately prior to the Closing Date, or be eligible to participate from and after the Closing Date in Benefit Plans of Parent or any of its Affiliates. To the extent Parent causes a Continuing Employee to cease to be eligible to participate in a Company Benefit Plan and instead provides for such Continuing Employee to be eligible to participate in a Benefit Plan sponsored or maintained by Parent or one of its Affiliates (the “Replacement Plans”), if such Replacement Plan is a group health plan, Parent shall use commercially reasonable efforts to credit (or cause to be credited) such Continuing Employee, for the plan year in which the Closing occurs, with any deductibles and copayments already incurred during such plan year under the comparable Company Benefit Plan. Parent shall, or shall cause the Surviving Corporation or their Affiliates to, use commercially reasonable efforts to recognize each Continuing Employee’s years of service and level of seniority with the Company and the Company Subsidiaries (including service and seniority with any other employer that was recognized by the Company or the Company Subsidiaries) for purposes of terms of employment and eligibility, vesting and vacation benefit determination (but not for benefit accruals under any defined benefit pension plan) under the Replacement Plans, to the same extent and for the same purpose as was credited to the Continuing Employee under the corresponding Company Benefit Plan immediately prior to the Closing, but no credit for any service will be required that would result in a duplication of benefits or compensation. Parent shall use commercially reasonable efforts to cause the waiver of any preexisting condition exclusion or restriction with respect to participation and coverage requirements under a Replacement Plan that is a group health plan applicable to a Continuing Employee for the plan year in which the Closing occurs to the extent such exclusion or restriction did not apply with respect to such Continuing Employee under the corresponding Company Benefit Plan immediately prior to the Closing. From and after the Effective Time, the Surviving Corporation shall honor all Company Benefit Plans in accordance with their terms (it being understood that nothing in this Agreement shall be deemed to prohibit the Surviving Corporation, Parent or its Affiliates from amending, modifying, replacing or terminating such arrangements in accordance with their terms).

(c)    Parent shall cause the Surviving Corporation to honor all vacation and other paid time off days accrued or earned but not yet taken by each Continuing Employee as of the Closing Date.

(d)    Nothing in this Agreement shall constitute an establishment of, termination of, modification of, amendment to, or be construed as establishing, terminating, modifying, or amending, any benefit or compensation plan, program, Contract, arrangement or agreement sponsored, maintained or contributed to by the Company, Parent or any of their respective Subsidiaries, nor prohibit or limit the ability of Parent, the Surviving Corporation or any of their Affiliates to establish, amend, modify or termination any benefit or compensation plan, program, Contract, arrangement or agreement at any time. The provisions of this Section 6.13 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of the Company or any Company Subsidiary), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement.

Section 6.14    Transaction Litigation. In the event that any litigation or other Proceeding by any stockholder related to this Agreement or the Transactions is initiated or, to the Knowledge of the Company, threatened against any of the Company or any Company Subsidiary or the members of the Company Board (or of any equivalent governing body of any Company Subsidiary) prior to the Effective Time, the Special Committee, on behalf of the Company, shall control the defense of any such litigation or other Proceeding; provided, however, that the Company shall promptly notify Parent, and any Indemnified Party that is named as a party in such Proceeding, of any such litigation or other Proceeding and shall keep Parent, and any such Indemnified Party, reasonably informed on a current basis with respect to the status thereof (including by providing copies of all pleadings with respect thereto). The Company shall consult with Parent on a regular basis with respect to, and shall give Parent, and Indemnified Party that is named as a party in such Proceeding, the opportunity to participate in the defense or settlement of, any security holder litigation or other Proceeding against the Company or its respective directors relating to the Transactions, and no such settlement shall be agreed to without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed. The Company will not, without the prior written consent of an Indemnified Party settle any claims against such Indemnified Party unless the settlement solely involves the payment of money by persons other than such Indemnified Party and includes an unconditional release of the Indemnified Party from liability on matters that are the subject of such Proceeding. Notwithstanding the foregoing provisions of this Section 6.14, nothing herein shall require the Company to disclose any information if the Company reasonably determines that such disclosure would (A) constitute a violation of any Contract with respect to confidentiality or non-disclosure owing to a third party (including any Governmental Entity) to which the Company or any of the Company Subsidiaries is a party, (B) constitute a violation of any applicable Law or (C) result in a waiver of attorney-client privilege, work product doctrine or similar privilege; provided that information may be disclosed subject to a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, and any such Indemnified Party, to the extent that the Company determines doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws; provided, further, that the Company shall not be permitted to assume the defense of any Indemnified Party to the extent the Indemnified Party shall have reasonably concluded (based on the advice of counsel) that there is reasonably likely to be a material conflict of interest between the Company (or any other person or persons included in a joint defense) and the Indemnified Party in the conduct of the defense of such action. For the avoidance of doubt, any Proceeding related to Dissenting Shares will be governed by Section 3.4. The provisions of this Section 6.14 that concern the conduct of Proceedings against any Indemnified Parties shall survive the consummation of the Merger and are intended to be for the benefit of, and to be enforceable by, the Indemnified Parties and their respective heirs and personal representatives, and will be binding on Parent, the Surviving Corporation and their respective successors and assigns.

Section 6.15    Stock Exchange De-listing. The Surviving Corporation shall cause the Company Common Stock to be de-listed from Nasdaq and de-registered under the Exchange Act at or as promptly as practicable following the Effective Time.

Section 6.16    Financing.

(a)    No Amendments to Equity Commitment Letter. Each of Parent and Merger Sub will not (without the prior written consent of the Company) permit any amendment or modification (including an amendment or modification effected by way of side letter) to be made to, or any waiver of any provision or remedy pursuant to the Equity Commitment Letter.

(b)    Equity Financing. Parent shall use reasonable best efforts to take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to obtain the Financing, including (i) maintaining in effect the Equity Commitment Letter, (ii) complying with its obligations under the Equity Commitment Letter, (iii) satisfying (or obtaining a waiver of) on a timely basis all conditions applicable to (and within control of) Parent or Merger Sub in such Equity Commitment Letter, (iv) enforcing its rights under the Equity Commitment Letter, (v) consummating the Financing at or prior to Closing, including by causing the Equity Financing Source to fund the Financing at the Closing. Upon the consummation of the Financing to Parent, in accordance with the Equity Commitment Letter, Parent shall draw down at Closing such amount of such Financing as is required to make the full amount of payments it is required to make pursuant to Article III.

(c)    Financing Cooperation.

(i)    Prior to the Closing, the Company shall use its reasonable best efforts to provide to Parent and Merger Sub, and shall cause each of its Subsidiaries to use its reasonable best efforts to provide (in each case at Parent’s sole expense) the following cooperation to the extent reasonably requested by Parent in connection with the arrangement of any debt financing in connection with the transactions contemplated hereby, (provided, however, that nothing in this Section 6.16(c) shall require the Company, its Subsidiaries or any of its or their Representatives to disclose any information that is subject to attorney-client, attorney work product or similar privilege or to contravene Law or violate any Contract; provided, that the Company or such Subsidiary shall use reasonable best efforts to provide an alternative means of disclosing or providing such information, and in the case of any Contract, Company shall, to the extent permitted by such confidentiality obligations, notify Parent if any such information that Parent, Merger Sub or any Financing Source has specifically identified and requested is being withheld as a result of any such obligation of confidentiality), (i) assisting in preparation for and participate (and use commercially reasonable efforts to cause management of an appropriate level to participate) in a reasonable number of meetings (but no more than two (2) in person “bank meetings” and additional telephonic meetings at reasonably agreed times), due diligence sessions, drafting sessions, and presentations with prospective lenders and rating agencies, (ii) assisting Parent with the timely preparation of customary materials for bank information memoranda and ratings agency presentations (and assisting in the obtaining of corporate, credit and facility ratings from ratings agencies), (including executing and delivering a customary authorization letter to the extent reasonably requested by the lenders authorizing the distribution of information about the Company and its Subsidiaries to prospective lenders), (iii) furnishing Parent with the historical financial statements of the Company reasonably requested by the applicable financing sources or arrangers, including (A) within forty-five (45) days after the end of any fiscal quarter that is not a fiscal year end, with the unaudited consolidated balance sheet of the Company as of the end of such quarter and the related unaudited consolidated statements of operations and cash flows, (B) within one hundred and twenty (120) days after the end of any fiscal year, with the audited consolidated balance sheet of the Company as of the end of such fiscal year and the related audited consolidated statements of operations and cash flows, and (C) such information as is necessary in connection with Parent’s preparation of pro forma financial statements of the Company and its Subsidiaries of the type necessary or reasonably requested by the Financing Sources to be included in any bank information memoranda or other customary marketing materials, including by providing such financial and other pertinent information regarding the Company and its Subsidiaries and their respective businesses (it being understood that the Company needs only provide information to assist in the preparation thereof, and shall not be required to provide pro forma financial statements or pro forma adjustments), (iv) providing Parent and Merger Sub with information reasonably necessary to complete customary perfection certificates and other customary loan documents as may be reasonably requested by Parent or the Merger Sub, (v) reasonably facilitating the pledging of collateral as of (but not prior to) the Closing and (vi) provide all documentation and other information about the Company and its Subsidiaries as is reasonably required under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act, at least five (5) Business Days prior to the Closing Date to the extent requested in writing at least ten (10) Business Days prior to the Closing Date.

(ii)    Notwithstanding anything to the contrary in this Section 6.16(c), no action contemplated in this Section 6.16(c) shall be required if any such action shall: (I) unreasonably disrupt or interfere with the business or ongoing operations of the Company or the Company Subsidiaries; (II) (x) cause any representation or warranty or covenant contained in this Agreement to be breached or (y) cause the Company or any of its Subsidiaries to violate or waive any attorney-client privilege or beach any Contract, applicable Law or Organizational Document; (III) involve the entry into any definitive agreements with respect to any debt financing or any other binding commitment by the Company or any of its Subsidiaries that is not contingent upon the Closing Date occurring or that would be effective prior to the Closing Date (excluding the authorization and representation letters mentioned above); (IV) require the Company or any of its Subsidiaries or any of their Representatives to provide (or to have provided on its behalf) any certificates that would be effective prior to the Closing Date or any legal opinions; (V) require the Company or any of its Subsidiaries to pay any out-of-pocket fees or expenses prior to the Closing that are not promptly reimbursed by Parent as set forth in Section 6.16(c)(iii) if the Closing does not occur; (VI) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability; (VII) require the Company or any of its Subsidiaries to execute and deliver any pledge or security documents or certificates, documents or instruments relating to the provision of guarantees and collateral in connection with the Financing that is not contingent upon the Closing Date occurring or that would be effective prior to the Closing Date; (VIII) except as necessary to give effect to the items expressly contemplated in this Section 6.16(c) and without limiting clauses (III) and (VII) above, require the Company or any of its Subsidiaries to execute and deliver any documentation (including corporate resolutions) related to the Financing; or (IX) cause any condition to the Closing set forth in Article VII to fail to be satisfied. The Company hereby consents to the use of the Company’s and the Company Subsidiaries’ logos solely to the extent necessary in connection with the Financing and solely in connection with a description of the Company, the Company Subsidiaries or the transactions contemplated by this Agreement and solely in a manner that is not intended or reasonably likely to harm or disparage the reputation or goodwill of the relevant party, or any of their respective Intellectual Property rights and will comply with the Company’s usage requirements and guidelines to the extent made available to Parent prior to such use. In no event shall the Company or the Company Subsidiaries or any of their respective Affiliates be in breach of this Agreement because of the failure to deliver any financial or other information that is not readily available or is not otherwise prepared in the ordinary course of business of the Company and the Company Subsidiaries at the time requested by Parent. Notwithstanding anything to the contrary herein, any breach by the Company or the Company Subsidiaries of their obligations under this Section 6.16(c), shall not constitute a breach of this Agreement for the purposes of Article VIII or a breach of the condition precedent set forth in Section 7.3, unless the Company has knowingly and willfully breached its obligations under this Section 6.16(c) and such breach has been the primary and direct cause of Parent’s debt financing not being obtained.

(iii)    Parent shall (A) promptly reimburse the Company and the Company Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation provided for in this Section 6.16, and (B) promptly indemnify and hold harmless the Company and the Company Subsidiaries and their respective Representatives from and against any and all liabilities, claims, losses, damages, costs, expenses, interest, awards, judgments and penalties (including reasonable and documented attorneys’ fees) actually suffered or incurred by them in connection with the arrangement or consummation of the Financing, except to the extent any such liabilities, claims, losses, damages, costs, expenses, interest, awards, judgments or penalties arise out of or result from bad faith, gross negligence, fraud or willful misconduct by any of the Company, its Subsidiaries or their respective Representatives, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iv)    Parent and Merger Sub acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, the obligations to perform their respective agreements hereunder, including to consummate the Closing subject to the terms and conditions hereof, are not conditioned on obtaining the Financing.

(v)    All confidential, proprietary or non-public information regarding the Company obtained by Parent or its Representatives pursuant to this Section 6.16 shall be kept confidential in accordance with the terms of the Confidentiality Agreement.

Section 6.17    Repatriation. The Company and the Company Subsidiaries will use their commercially reasonable efforts (in the manner reasonably requested in writing by Parent at least ten (10) Business Days prior to the Closing) to distribute or transfer or cause to be distributed or transferred (including through loans, prepayments of obligations or the repayment of intercompany obligations) to the Company immediately before the Closing any cash balances held by any non-U.S. Subsidiaries to the Company; provided, however, that no distribution or transfer will be required to be made (i) to the extent such distribution or transfer (x) would be subject to withholding or other Taxes prior to the Closing or (y) would violate applicable Law or any minimum cash balance or capital surplus requirements applicable to such Company Subsidiaries, (ii) unless and until all of the conditions to the Merger set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing) and (iii) to the extent the distribution or transfer, plus other distributions or transfers made pursuant to this Section 6.17, would cause the Company or the Company Subsidiaries, taken as a whole, to incur any Taxes in excess of $5,000,000. If any cash balances distributed or transferred pursuant to this Section 6.17 are paid to direct or indirect equity holders of the Company, such payments shall be treated as Merger Consideration subject to Section 1001 of the Code (or any corresponding or similar provision of state, local, or foreign Laws). Notwithstanding anything in this Agreement to the contrary, and if the Closing does not occur for any reason, Parent shall promptly reimburse the Company and the Company Subsidiaries for any costs, expenses, or Taxes  incurred by the Company or the Company Subsidiaries in connection with the assistance or distributions contemplated by this Section 6.17.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1    Mutual Closing Conditions. The obligations of each of the Parties to consummate the Merger are conditioned upon the satisfaction at or prior to the Closing (or, except for the condition referenced in Section 7.1(a), which shall not be waivable, waiver by both the Company and Parent, to the extent permitted by applicable Law) of each of the following:

(a)    Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of the Company.

(b)    No Injunctions or Restraints. No Governmental Entity having jurisdiction over any Party shall have issued any order (whether preliminary, temporary or permanent) that remains in effect or taken any other action, in each case restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transactions and no Law shall be in effect that makes consummation of the Transactions illegal or otherwise prohibited.

(c)    Regulatory Approval. The waiting period applicable to the Transactions under the HSR Act has expired or been terminated and the applicable waiting periods (and any extensions thereof) for the Austrian Federal Cartel Authority and the Austrian Federal Cartel Attorney Competition Authority have expired or, in the case of an application to the Austrian Cartel Court, clearance having been obtained or the application for an in-depth review having been rejected or withdrawn.

Section 7.2    Additional Company Conditions to Closing. The obligation of the Company to consummate the Merger is further conditioned upon satisfaction (or waiver by the Company) at or prior to the Closing of each of the following:

(a)    The representations and warranties of Parent and Merger Sub contained in this Agreement are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any such representation or warranty) would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)    Each and all of the agreements and covenants of Parent and the Parent Subsidiaries to be performed and complied with pursuant to this Agreement on or prior to the Effective Time have been duly performed and complied with in all material respects.

(c)    The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated as of the Closing Date, confirming that the conditions in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3    Additional Parent Conditions to Closing. The obligation of Parent and Merger Sub to consummate the Merger is further conditioned upon satisfaction (or waiver by Parent) at or prior to the Closing of each of the following:

(a)    The representations and warranties of the Company contained in (i) this Agreement (other than those set forth in Section 4.1, Section 4.2(a), the first sentence of Section 4.2(c), Section 4.5(a)(i), Section 4.8(a), Section 4.19 and Section 4.22) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any such representation or warranty) would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (ii) Section 4.2(a) and the first sentence of Section 4.2(c) are true and correct (without giving effect to an Company Material Adverse Effect or other materiality qualifications) as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, that is more than $6,000,000, (iii) Section 4.8(a) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time and (iv) Section 4.1, Section 4.5(a)(i), Section 4.19 and Section 4.22, that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and (B) that are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b)    Each and all of the agreements and covenants of the Company and the Company Subsidiaries to be performed and complied with pursuant to this Agreement on or prior to the Effective Time have been duly performed and complied with in all material respects.

(c)    Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated as of the Closing Date, confirming that the conditions in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION

Section 8.1    Termination of Agreement. This Agreement may be terminated at any time prior to the Closing as follows:

(a)    by the mutual written consent of the Company and Parent in a written instrument;

(b)   by the Company or Parent if any Governmental Entity having jurisdiction over any Party shall have issued a final nonappealable order or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions or any Law that permanently makes consummation of the Transactions illegal or otherwise prohibited shall be in effect; provided that the right to terminate this Agreement under this Section 8.1(b) is not available to the Company, on the one hand, or Parent, on the other hand, if such order or Law was primarily due to the failure of the Company, on the one hand, or one of Parent or Merger Sub, on the other hand, to perform any of its obligations under this Agreement;

(c)    by Parent if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform would result in the failure of the conditions set forth in Section 7.3(a) or Section 7.3(b) to be satisfied and such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured by the earlier of (x) the Outside Date or (y) thirty (30) days following receipt by the Company of notice of such breach or failure from Parent; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available if Parent is itself in breach of any provision of this Agreement or has failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, and which breach or failure to perform would result in the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b);

(d)    by the Company if Parent has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform would result in the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b) to be satisfied and such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured by the earlier of (x) the Outside Date or (y) thirty (30) days following receipt by Parent of notice of such breach or failure from the Company; provided that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available if the Company is itself in breach of any provision of this Agreement or has failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, and which breach or failure to perform would result in the failure of the conditions set forth in Section 7.3(a) or Section 7.3(b);

(e)    by the Company or Parent if the Closing does not occur on or before January 30, 2022 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.1(e) is not available to the Company, on the one hand, or Parent, on the other hand, if such failure of the Closing to occur is primarily due to the failure of the Company, on the one hand, or one of Parent or Merger Sub, on the other hand, to perform any of its obligations under this Agreement;

(f)    by the Company or Parent if, after the final adjournment of the Company Stockholders Meeting at which a vote of the Company stockholders has been taken in accordance with this Agreement, the Company Stockholder Approval has not been obtained;

(g)    by Parent prior to the time the Company Stockholder Approval is obtained, if the Company Board or any committee thereof (including the Special Committee) shall have effected a Company Change in Recommendation;

(h)    by the Company, if this Agreement is terminated to enter into a definitive agreement relating to a Company Superior Proposal in accordance with Section 6.4 and the Company has complied in all material respects with the terms of Section 6.4; provided, however, that the Company shall have prior to or concurrently with such termination tendered payment to Parent of the Company Termination Fee; or

(i)    by the Company, if (i) all the conditions set forth in Section 7.1 and Section 7.3 have been and continue to be satisfied (other than those closing conditions that by their nature are to be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied at the Closing), (ii) Parent and Merger Sub have failed to consummate the Merger on the date required pursuant to Section 2.2, (iii) after the occurrence of clauses (i) and (ii), the Company has irrevocably notified Parent in writing that the conditions set forth in Section 7.1 and Section 7.3 have been and continue to be satisfied (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied at the Closing and the date of termination), the Company is ready, willing and able to consummate the Merger and has given Parent written notice at least three (3) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(i) and the intended termination date (which date shall be after the third Business Day after the date of such notice) if Parent and Merger Sub fail to consummate the Merger, and (iv) Parent and Merger Sub fail to consummate the Merger on the later of the expiration of such three (3) Business Day period and the date set forth in the foregoing notice.

Section 8.2    Procedure Upon Termination. In the event of valid termination of this Agreement by Parent or the Company, or both, pursuant to Section 8.1, written notice thereof shall be given to the Other Party, and this Agreement will terminate, effective immediately upon delivery of such written notice to the Other Party, without further action by Parent or the Company.

Section 8.3    Effect of Termination. In the event that this Agreement is validly terminated as provided in Section 8.1, each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination will be without liability to Parent, Merger Sub or the Company or their respective Affiliates; provided that the agreements and obligations of the Parties set forth in Section 4.24, Section 5.13, Section 6.7(c), Section 6.16(c)(iii), the last sentence of Section 6.17, this Section 8.3, Section 8.4 and Article IX (to the extent applicable) hereof will survive any such termination and are enforceable hereunder; Parent and the Company may have liability as provided in Section 8.4; and nothing in this Section 8.3 will relieve any of Parent or the Company of any liability for breach of the Confidentiality Agreement or as provided in the Guarantee, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity. For the avoidance of doubt, in no event shall Parent have any liability under this Agreement for any breach by the Company Stockholder of the Contribution Agreement, the Support Agreement or any other act or failure to act by the Company Stockholder. In addition, nothing in this Section 8.3 will relieve (x) subject to the limitations contained in Section 8.4(j), Parent, or subject to the limitations in Section 8.4(i), the Company, of any liability for fraud or (y) subject to the limitation contained in Section 8.4(i), the Company of any liability for Willful Breach of any covenant, agreement or obligation in a circumstance in which Parent is not entitled to receive the Company Termination Fee.

Section 8.4    Fees and Expense Reimbursement.

(a)    In the event that (A) prior to the termination of this Agreement, a Company Acquisition Proposal is publicly submitted, publicly proposed, publicly disclosed or otherwise communicated to the Company Board prior to, and not withdrawn at the date of termination of this Agreement, (B) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(e) (Outside Date) or Section 8.1(f) (Failure to Obtain Company Stockholder Approval) or by Parent pursuant to Section 8.1(c) (Company Breach) and (C) within twelve (12) months after the date this Agreement is terminated, the Company consummates a Company Acquisition Proposal or enters into a definitive agreement providing for the consummation of a Company Acquisition Proposal, then the Company will pay (or cause to be paid) to Parent the Company Termination Fee upon the consummation of such Company Acquisition Proposal. For purposes of this Section 8.4(a), any reference in the definition of Company Acquisition Transaction to “twenty percent (20%)” shall be deemed to be to be a reference to “fifty percent (50%).”

(b)    In the event this Agreement is terminated by Parent pursuant to Section 8.1(g) (Company Change in Recommendation), the Company will pay (or cause to be paid) to Parent the Company Termination Fee within two (2) Business Days of termination of this Agreement.

(c)    In the event this Agreement is terminated by the Company pursuant to Section 8.1(h) (Company Superior Proposal), the Company will pay (or cause to be paid) to Parent the Company Termination Fee prior to or concurrently with the termination of this Agreement.

(d)    Any payment of the Company Termination Fee will be made in cash by wire transfer of same day funds to an account designated in writing by Parent.

(e)    In the event this Agreement is terminated by (i) the Company pursuant to Section 8.1(d) or Section 8.1(i), or (ii) Parent or the Company pursuant to Section 8.1(e) at such time the Company could have validly terminated this Agreement pursuant to Section 8.1(d) or Section 8.1(i), Parent will pay (or cause to be paid) to the Company the Parent Termination Fee within two (2) Business Days of termination of this Agreement. Any payment of the Parent Termination Fee will be made in cash by wire transfer of same day funds to an account designated in writing by the Company.

(f)    Each of the Parties acknowledges that the provisions of this Section 8.4 are an integral part of the Transactions and that, without these agreements, the Other Party would not enter into this Agreement. Each of the Parties further acknowledges that the payment of the Company Termination Fee by the Company or the Parent Termination Fee by Parent is not a penalty, but, is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub, in the case of the payment of the Company Termination Fee, or the Company and its Subsidiaries, in the case of payment of the Parent Termination Fee, in the circumstances in which such fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. If the Company or Parent fails to promptly pay the amount due by it pursuant to this Section 8.4, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. If, in order to obtain such payment, Parent or the Company commences a Proceeding that results in judgment for Parent, or the Company, as applicable, the non-prevailing party shall pay the other party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding.

(g)    Subject in all respects to Parent’s rights set forth in Section 9.9 and the reimbursement obligations of the Company under Section 8.4(f), in the event the Company Termination Fee is paid to Parent in circumstances for which such fee is payable pursuant to Section 8.4(a), 8.4(b) or 8.4(c), payment of the Company Termination Fee shall be the sole and exclusive remedy of Parent and the Parent Related Parties against the Company and the Company Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, Representatives or Affiliates (collectively, “Company Related Parties”) for any losses or damages suffered as a result of the failure of the Transactions to be consummated, except in the case of fraud or a Willful Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such fraud or Willful Breach), and upon payment of such amount, the Company Related Parties shall not have any further liability or obligation relating to or arising out of (i) this Agreement or the Transactions, (ii) the failure of the Merger or the other Transactions to be consummated or (iii) any breach (or threatened or alleged breach) of, or failure (or threatened or alleged failure) to perform under, this Agreement or any of the other documents delivered herewith or executed in connection herewith or otherwise, except for the liability of the Company in the case of fraud or a Willful Breach of any covenant, agreement or obligation.

(h)    Subject in all respects to the Company’s rights set forth in Section 9.9 and the reimbursement obligations of Parent under Section 8.4(f), Section 6.16(c) and Section 6.17, in the event the Parent Termination Fee is paid to the Company in circumstances for which such fee is payable pursuant to Section 8.4(e), payment of the Parent Termination Fee, together with any amount payable pursuant to Section 8.4(f), shall be the sole and exclusive remedy (other than as provided in the Guarantee) of the Company and the Company Related Parties against Parent and the Parent Related Parties for any losses or damages suffered as a result of the failure of the Transactions to be consummated, and upon payment of such amount, Parent and the Parent Related Parties shall not have any further liability or obligation relating to or arising out of (i) this Agreement, the Equity Commitment Letter, the Guarantee, or the Transactions, (ii) the failure of the Merger or the other Transactions to be consummated or (iii) any breach (or threatened or alleged breach) of, or failure (or threatened or alleged failure) to perform under, this Agreement or any of the other documents delivered herewith or executed in connection herewith or otherwise, except for the liability of Parent in the case of fraud.

(i)    In connection with any losses or damages suffered by any Parent Related Party as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, other than in the circumstances in which Parent is entitled to receive the Company Termination Fee in accordance with Section 8.4(a), Section 8.4(b) or Section 8.4(c) (in which case, Section 8.4(h) shall apply), and without limiting the reimbursement obligations of the Company under Section 8.4(f), Parent agrees, on behalf of itself and the Parent Related Parties, that the maximum aggregate monetary liability of the Company and the Company Related Parties, if any, shall be limited to the amount of the Company Termination Fee, and in no event shall Parent or any Parent Related Party seek or be entitled to recover from the Company or any Company Related Parties, and Parent on behalf of itself and the Parent Related Parties hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages in the aggregate in excess of such amount, including for the liability of the Company in the case of fraud.

(j)    In connection with any losses or damages suffered by any Company Related Party as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or under the Guarantee or Equity Commitment Letter or otherwise, other than in circumstances in which the Company is entitled to receive the Parent Termination Fee in accordance with Section 8.4(e) (in which case Section 8.4(h) shall apply), the Company agrees, on behalf of itself and the Company Related Parties (including the Company Stockholder), that the maximum aggregate monetary liability of Parent and the Parent Related Parties (including the Guarantor) shall be limited to $133,000,000, and in no event shall the Company or any Company Related Party (including the Company Stockholder) seek or be entitled to recover from Parent or any Parent Related Parties (including the Guarantor), and the Company on behalf of itself and the Company Related Parties (including the Company Stockholder) hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages in the aggregate in excess of such amount, including for the liability of Parent or Merger Sub in the case of fraud.

(k)    As used herein, “Company Termination Fee” means a cash amount equal to $59,000,000, and (ii) “Parent Termination Fee” means a cash amount equal to $127,000,000.

(l)     In no event shall (i) Parent be entitled to receive more than one payment of the Company Termination Fee in connection with this Agreement or (ii) the Company be entitled to receive more than one payment of the Parent Termination Fee in connection with this Agreement.

(m)   While Parent may pursue both a grant of specific performance in accordance with Section 9.9 and the payment of the Company Termination Fee under this Section 8.4, under no circumstances shall Parent be permitted or entitled to receive both a grant of specific performance that results in the consummation of the Merger and any money damages, including all or any portion of the Company Termination Fee. While the Company may pursue both a grant of specific performance in accordance with Section 9.9 and the payment of the Parent Termination Fee under this Section 8.4, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in the consummation of the Merger and any money damages, including all or any portion of the Parent Termination Fee.

(n)    Except as otherwise provided in this Agreement, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions.

(o)    Parent may, at Parent’s election, settle, discharge, preclude, obviate and resolve any claims or Proceedings resulting from, relating to or arising out of the termination of this Agreement (including any claim or Proceeding with respect to the payment of money damages) by agreeing to consummate the Transactions in accordance with the terms of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1    Amendments and Waivers.

(a)   At any time prior to the Effective Time, any provision of this Agreement may be amended or waived by any party hereto only by action taken or authorized by or on behalf of such party’s Board of Directors (or duly authorized committee thereof) and, in the case of the Company, the Special Committee in accordance with Section 9.12, but in all cases only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that without the further approval of the stockholders of the Company, no such amendment shall be made or given after obtaining the Company Stockholder Approval that requires the approval of the stockholders of the Company under the DGCL or in accordance with the rules and regulations of the Nasdaq unless the required further approval is obtained.

(b)   Any failure of any of the parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver and, in the case of the Company, subject to Section 9.12. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Subject to Section 8.4(m), the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 9.2    Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original, and all of which, when taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) will be effective as delivery of a manually executed counterpart hereof.

Section 9.3    Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person, (ii) on the fifth (5th) Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided that confirmation of email transmission is obtained), in each case as follows (or at such other address for a Party as shall be specified by like notice):

(a)   If to Parent or Merger Sub, to:

c/o Thoma Bravo, L.P.
600 Montgomery Street, 20th Floor
San Francisco, CA 91444
Attention: S. Scott Crabill and Peter Stefanksi
Email: scrabill@thomabravo.com,
           pstefanski@thomabravo.com, and

with a copy (which does not constitute notice) to:

Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, IL 60654
Attention: Theodore A. Peto, P.C. and Bradley C. Reed, P.C.
Email: Theodore.peto@kirkland.com
            bradley.reed@kirkland.com,

(b)   If to the Company, to:

QAD Inc.

100 Innovation Place

Santa Barbara, CA 93108

Attn: Daniel Lender, Chief Financial Officer

Email: dyl@qad.com

with a copy (which does not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Jeffrey D. Marell

                  Krishna Veeraraghavan

Email:       jmarell@paulweiss.com

                 kveeraraghavan@paulweiss.com

All such notices, requests, claims, demands and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 9.4    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the Other Party, except that (a) Merger Sub may assign, in each entity’s sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, (b) Parent may assign any of its rights or interests (but not delegate any of its obligations) under this Agreement to any of its controlled Affiliates but, in each case, no such assignment shall relieve Parent of any of its obligations hereunder, (c) Parent and Merger Sub may assign any of its rights or interests (but not delegate any of its obligations) to any debt financing source for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any debt financing but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder and (d) from and after the Effective Time, Parent or the Surviving Corporation may assign any of its rights, interests or obligations under this Agreement in connection with a merger or consolidation involving Parent or the Surviving Corporation or other disposition of all or substantially all of the assets of Parent or the Surviving Corporation, provided in each case, no such assignment shall relieve Parent or the Surviving Corporation of any of its obligations hereunder. Any purported assignment not permitted under this Section 9.4 shall be null and void.

Section 9.5    Entire Understanding: No Third-Party Beneficiaries. This Agreement, together with the Confidentiality Agreement and any other documents and instruments executed pursuant hereto, constitutes the entire agreement and understanding of the Parties with respect to the matters therein and herein and supersedes all prior agreements and understandings on such matters. The provisions of this Agreement are binding upon and inure to the benefit of the Parties hereto and, subject to Section 9.4, their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors except following the Effective Time, (i) as provided in Section 6.11 (which will be to the benefit of the Persons referred to in such Section), (ii) the rights of holders of Company Common Stock to receive the Merger Consideration and (iii) the rights of holders of Company SARs, Company RSUs and Company PSUs to receive such amounts as provided for in Section 3.2.

Section 9.6    Severability. Any term or provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If a final Judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the economic, business or other intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 9.7    Governing Law; Venue; Waiver of Jury Trial.

(a)    This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof that would result in the application of any other jurisdiction’s Laws.

(b)    The Parties irrevocably submit to the jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such matter, the Superior Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware) in connection with any dispute that arises in respect of this Agreement and the documents referred to in this Agreement or in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for interpretation or enforcement hereof or any such document that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined exclusively by such a Delaware state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with such action, suit or proceeding in the manner provided in Section 9.3 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS, THE EQUITY COMMITMENT LETTER, OR THE EQUITY FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING FINANCING SOURCES IN CONNECTION WITH THE FINANCING DESCRIBED IN THIS AGREEMENT). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.

Section 9.8    No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement or the Transactions, or the negotiation, execution or performance of this Agreement, may only be made against the entities that are expressly identified as Parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or Representative of any Party hereto has any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the Transactions.

Section 9.9    Specific Performance.

(a)    The Parties agree that irreparable damage, for which monetary damages or other legal remedies would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such matter, the Superior Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance and further agrees not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Each Party further agrees that neither the Other Party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(b)    Notwithstanding anything to the contrary in this Agreement, it is acknowledged and agreed that Parent has an obligation hereunder to cause the Financing to be funded, including by exercising its rights under the Equity Commitment Letter, and such obligation of Parent will be subject to the requirements set forth in clause (A) below, and the right of the Company to specific performance in connection with enforcing such obligation of Parent and the Company’s third-party beneficiary rights under the Equity Commitment Letter will be subject to the requirements that (A) all of the conditions set forth in Section 7.1 and Section 7.3 have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the time the Closing would have occurred but for the failure of the Financing to be funded and continues to be satisfied); (B) Parent and Merger Sub fail to consummate the Merger on the date required pursuant to Section 2.2; and (C) the Company has irrevocably confirmed in a written notice to Parent that if specific performance is granted and the Financing is funded, then it would take such actions that are required of it by this Agreement to cause the Closing to occur (and the Company has not revoked, withdrawn, modified or conditioned such irrevocable confirmation), and Parent and Merger Sub fail to complete the Closing within three (3) Business Days after delivery of the Company’s irrevocable written confirmation. The election to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit the Company, on the one hand, or Parent, on the other hand, from, in the alternative, seeking to terminate the Agreement and pursuing any other remedy available at law or equity.

Section 9.10    Tax Matters.

(a)      All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including penalties and interest) incurred by the Company or the Company Subsidiaries in connection with the Merger shall be paid by the Surviving Corporation or the Company Subsidiaries, as applicable, when due and expressly shall not be a liability of the holders of Company Common Stock.

(b)     On or prior to the Closing Date, the Company shall deliver to Parent a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c) dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company, together with a signed notice as contemplated by Treasury Regulation Section 1.897-2(h), which Parent shall be entitled to file with the Internal Revenue Service after the Closing.

Section 9.11    Survival. The representations and warranties contained in this Agreement or in any certificates or other documents delivered prior to or as of the Effective Time shall survive until (but not beyond) the Effective Time, except for those representations and warranties set forth in Sections 4.24 and 5.13 herein. The covenants and agreements of the Parties (including the Surviving Corporation) shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

Section 9.12    Special Committee Approval. Notwithstanding anything to the contrary herein, prior to the Effective Time, no amendment or waiver of any provision of this Agreement and no action shall be taken by or on behalf of the Company under or with respect to this Agreement without first obtaining the approval of the Special Committee.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.

QAD Inc.

By:	/s/ Anton Chilton
Name: Anton Chilton
Title: CEO

Project Quick Parent, LLC

By:	/s/ Scott Crabill
Name: S. Scott Crabill
Title: President and Assistant Treasurer

Project Quick Merger Sub, Inc.

By:	/s/ Scott Crabill
Name: S. Scott Crabill
Title: President and Assistant Treasurer

Signature Page to Agreement and Plan of Merger